                                                                     EXHIBIT 2.2


                            ASSET PURCHASE AGREEMENT



                                 BY AND BETWEEN


                         UNIVERSAL CABLE HOLDINGS, INC.

                                       AND

                              STAR CABLE ASSOCIATES





                          DATED AS OF OCTOBER 14, 1999


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                                TABLE OF CONTENTS

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
SECTION 1.    DEFINITIONS.................................................................................-1-
              1.1    AFFILIATE............................................................................-1-
              1.2    ANNUALIZED EBITDA....................................................................-1-
              1.3    INTENTIONALLY LEFT BLANK.............................................................-2-
              1.4    ASSETS...............................................................................-2-
              1.5    BASIC SERVICES.......................................................................-2-
              1.6    BUSINESS.............................................................................-2-
              1.7    CCI..................................................................................-2-
              1.8    BUSINESS DAY.........................................................................-2-
              1.9    CLEANUP..............................................................................-2-
              1.10   CLOSING..............................................................................-2-
              1.11   CLOSING DATE.........................................................................-2-
              1.12   COMMUNICATIONS ACT...................................................................-3-
              1.13   ENCUMBRANCE..........................................................................-3-
              1.14   ENVIRONMENTAL LAW....................................................................-3-
              1.15   EQUIPMENT............................................................................-3-
              1.16   EQUIVALENT BASIC SUBSCRIBERS (OR EBS'S)..............................................-3-
              1.17   GOVERNMENTAL AUTHORITY...............................................................-4-
              1.18   GOVERNMENTAL PERMITS.................................................................-4-
              1.19   HAZARDOUS SUBSTANCES.................................................................-4-
              1.20   INTANGIBLES..........................................................................-4-
              1.21   KNOWLEDGE............................................................................-5-
              1.22   LEGAL REQUIREMENT....................................................................-5-
              1.23   PAY TV...............................................................................-5-
              1.24   PAY UNIT.............................................................................-5-
              1.25   PERMITTED ENCUMBRANCES...............................................................-5-
              1.26   PERSON...............................................................................-5-
              1.27   PREFERRED STOCK......................................................................-5-
              1.28   REAL PROPERTY........................................................................-6-
              1.29   RELEASE..............................................................................-6-
              1.30   REQUIRED CONSENTS....................................................................-6-
              1.31   SELLER CONTRACTS.....................................................................-6-
              1.32   SERVICE AREA.........................................................................-6-
              1.33   STOCK AGREEMENTS.....................................................................-6-
              1.34   SYSTEM...............................................................................-6-
              1.35   OTHER DEFINITIONS....................................................................-7-

SECTION 2.    SALE OF ASSETS..............................................................................-8-
              2.1    PURCHASE AND SALE OF ASSETS..........................................................-8-

SECTION 3.    CONSIDERATION...............................................................................-9-
              3.1    BASE PURCHASE PRICE..................................................................-9-
              3.2    ADJUSTMENTS TO BASE PURCHASE PRICE...................................................-9-

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
              3.3    DETERMINATION OF ADJUSTMENTS........................................................-11-
              3.4    ALLOCATION OF CONSIDERATION.........................................................-12-

SECTION 4.    ASSUMED LIABILITIES AND EXCLUDED ASSETS....................................................-12-
              4.1    ASSIGNMENT AND ASSUMPTION...........................................................-12-
              4.2    EXCLUDED ASSETS.....................................................................-12-

SECTION 5.    REPRESENTATIONS AND WARRANTIES OF SELLER...................................................-13-
              5.1    ORGANIZATION AND QUALIFICATION......................................................-13-
              5.2    AUTHORITY AND VALIDITY..............................................................-13-
              5.3    NO BREACH OR VIOLATION..............................................................-13-
              5.4    ASSETS..............................................................................-14-
              5.5    REAL PROPERTY.......................................................................-14-
              5.6    ENVIRONMENTAL MATTERS...............................................................-15-
              5.7    COMPLIANCE WITH LAW; GOVERNMENTAL PERMITS...........................................-16-
              5.8    PATENTS, TRADEMARKS AND COPYRIGHTS..................................................-17-
              5.9    FINANCIAL STATEMENTS................................................................-17-
              5.10   LEGAL PROCEEDINGS...................................................................-18-
              5.11   TAX RETURNS; OTHER REPORTS..........................................................-18-
              5.12   EMPLOYMENT MATTERS..................................................................-18-
              5.13   SYSTEM DATA.........................................................................-19-
              5.14   FINDERS AND BROKERS.................................................................-20-
              5.15   INTANGIBLES.........................................................................-20-
              5.16   ACCOUNTS RECEIVABLE.................................................................-20-
              5.17   BONDS; LETTERS OF CREDIT; CERTIFICATES OF INSURANCE.................................-20-
              5.18   RIGHTS IN ASSETS....................................................................-20-
              5.19   BOOKS AND RECORDS...................................................................-20-
              5.20   DISCLOSURE..........................................................................-20-
              5.21   COMMITMENTS.........................................................................-21-
              5.22   TRANSACTIONS WITH AFFILIATES........................................................-21-
              5.23   YEAR 2000...........................................................................-21-
              5.24   ABSENCE OF CERTAIN CHANGES..........................................................-22-
              5.25   OWNERSHIP OF PREFERRED STOCK........................................................-23-

SECTION 6.    REPRESENTATIONS AND WARRANTIES OF BUYER....................................................-24-
              6.1    ORGANIZATION AND QUALIFICATION......................................................-24-
              6.2    AUTHORITY AND VALIDITY..............................................................-24-
              6.3    NO BREACH OR VIOLATION BY TRANSMISSION, L.L.C.......................................-24-
              6.4    ORGANIZATION AND QUALIFICATION OF TRANSMISSION, L.L.C...............................-24-
              6.5    AUTHORITY AND VALIDITY OF TRANSMISSION, L.L.C.......................................-25-
              6.6    NO BREACH OR VIOLATION..............................................................-25-
              6.7    FINDERS AND BROKERS.................................................................-25-
              6.8    ORGANIZATION; GOOD STANDING; QUALIFICATION OF CCI...................................-25-
              6.9    AUTHORIZATION OF CCI................................................................-26-
              6.10   VALID ISSUANCE OF PREFERRED AND COMMON STOCK........................................-26-
              6.11   CAPITALIZATION OF CCI...............................................................-26-


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
SECTION 7.    ADDITIONAL COVENANTS.......................................................................-26-
              7.1    ACCESS TO PREMISES AND RECORDS......................................................-26-
              7.2    CONTINUITY AND MAINTENANCE OF OPERATIONS; FINANCIAL STATEMENTS......................-26-
              7.3    EMPLOYEE MATTERS....................................................................-28-
              7.4    LEASED EQUIPMENT....................................................................-29-
              7.5    REQUIRED CONSENTS, ESTOPPEL CERTIFICATES AND FRANCHISE RENEWALS.....................-29-
              7.6    MDU AGREEMENTS......................................................................-29-
              7.7    TITLE COMMITMENTS AND SURVEYS.......................................................-29-
              7.8    NO SHOPPING.........................................................................-30-
              7.9    NOTIFICATION OF CERTAIN MATTERS.....................................................-30-
              7.10   RISK OF LOSS; CONDEMNATION..........................................................-30-
              7.11   TRANSFER TAXES......................................................................-31-
              7.12   DISTANT BROADCAST SIGNALS...........................................................-31-
              7.13   NON-COMPETITION AGREEMENT...........................................................-31-
              7.14   UPDATED SCHEDULES...................................................................-31-
              7.15   LIEN AND JUDGMENT...................................................................-32-
              7.16   USE OF SELLER'S NAME................................................................-32-
              7.17   SATISFACTION OF CONDITIONS..........................................................-32-
              7.18   CONFIDENTIALITY.....................................................................-32-
              7.19   MEMORANDA OF LEASE..................................................................-32-
              7.20   HSR NOTIFICATION....................................................................-33-
              7.21   EARNEST MONEY.......................................................................-33-
              7.22   LEGEND..............................................................................-33-

SECTION 8.    CLOSING....................................................................................-33-

SECTION 9.    CONDITIONS TO CLOSING......................................................................-34-
              9.1    CONDITIONS TO THE OBLIGATIONS OF BUYER AND SELLER...................................-34-
              9.2    CONDITIONS TO THE OBLIGATIONS OF BUYER..............................................-34-
              9.3    CONDITIONS TO OBLIGATIONS OF SELLER.................................................-37-
              9.4    WAIVER OF CONDITIONS................................................................-38-

SECTION 10.   TERMINATION................................................................................-38-
              10.1   EVENTS OF TERMINATION...............................................................-38-
              10.2   LIABILITIES IN EVENT OF TERMINATION.................................................-38-
              10.3   PROCEDURE UPON TERMINATION..........................................................-38-

SECTION 11.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
              INDEMNIFICATION............................................................................-39-
              11.1   SURVIVAL OF REPRESENTATIONS AND WARRANTIES..........................................-39-
              11.2   INDEMNIFICATION BY SELLER...........................................................-39-
              11.3   INDEMNIFICATION BY BUYER............................................................-40-
              11.4   PROCEDURE FOR INDEMNIFICATION.......................................................-40-
              11.5   LIMITATIONS ON INDEMNIFICATION BY SELLER............................................-41-
              11.6   LIMITATIONS ON INDEMNIFICATION BY BUYER.............................................-41-


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
SECTION 12.   MISCELLANEOUS..............................................................................-42-
              12.1  PARTIES OBLIGATED AND BENEFITTED.....................................................-42-
              12.2  NOTICES..............................................................................-42-
              12.3  ATTORNEYS' FEES......................................................................-43-
              12.4  RIGHT TO SPECIFIC PERFORMANCE........................................................-44-
              12.5  WAIVER...............................................................................-44-
              12.6  CAPTIONS.............................................................................-44-
              12.7  CHOICE OF LAW........................................................................-44-
              12.8  VENUE................................................................................-44-
              12.9  TERMS................................................................................-44-
              12.10 RIGHTS CUMULATIVE....................................................................-44-
              12.11 FURTHER ACTIONS......................................................................-44-
              12.12 TIME.................................................................................-44-
              12.13 COUNTERPARTS.........................................................................-45-
              12.14 ENTIRE AGREEMENT.....................................................................-45-
              12.15 SEVERABILITY.........................................................................-45-
              12.16 CONSTRUCTION.........................................................................-45-
              12.17 LATE PAYMENTS........................................................................-45-
              12.18 EXPENSES.............................................................................-45-
              12.19 BULK SALES...........................................................................-45-


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                         LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

         A     -   Earnest Money Escrow Agreement
         B     -   Indemnity Escrow Agreement
         C     -   Required Consent
         D     -   Non-Competition Agreement
         E     -   Memorandum of Lease
         F     -   Bill of Sale
         G     -   Assignment and Assumption Agreement
         H     -   Assignment of Leases
         I     -   Consent and Joinder
         J     -   Non-Foreign Affidavit
         K     -   Opinion of  Seller's Counsel
         L     -   Opinion of Seller's FCC Counsel
         M     -   Opinion of Buyer's Counsel
         N     -   Certificate of Designation

SCHEDULES

         1.6   -   The Business
         1.15  -   Owned Equipment and Vehicles
         1.28  -   Real Property
         1.30  -   Required Consents
         1.31  -   Seller Contracts
         4.2   -   Excluded Assets
         5.4   -   Encumbrances
         5.6   -   Environmental Matters
         5.7.2 -   Governmental Permits
         5.7.4 -   Towers
         5.7.6 -   Rate Regulation
         5.10  -   Proceedings and Judgments
         5.11  -   Tax Matters
         5.12  -   Employment Matters
         5.17  -   Bonds; Letters of Credit; Cost of Insurance
         5.18  -   Rights in Assets
         5.21  -   Binding Commitments
         5.22  -   Transactions with Affiliates
         5.24  -   Exceptions to Ordinary Course of Business
         6.11  -   Capitalization of CCI
         7.2.1 -   Capital Expenditure Plan
         7.4   -   Leased Equipment
         7.5.2 -   Extended Franchise Renewals
         7.6   -   MDU Agreements


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




                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT ("Agreement") is made as of October 14, 1999, (the "Effective Date") by and between UNIVERSAL CABLE HOLDINGS, INC., a Delaware corporation ("Buyer"), and STAR CABLE ASSOCIATES, a Pennsylvania general partnership ("Seller").


                                    RECITALS

         Seller is engaged in the business of providing cable television service to subscribers in the Service Area, as defined herein. Buyer desires to purchase and Seller desires to sell substantially all assets of Seller used or useful in connection with its cable television business in the Service Area as more fully set forth herein.


                                   AGREEMENTS

         In consideration of the above recitals and the mutual agreements stated in this Agreement, the parties agree as follows:

SECTION 1. DEFINITIONS.

         In addition to terms defined elsewhere in this Agreement, the following capitalized terms, when used in this Agreement, will have the meanings set forth below:

                  1.1 AFFILIATE. With respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

                  1.2 ANNUALIZED EBITDA. At any date of determination, the product of (a) the sum (determined without duplication in accordance with generally accepted accounting principles ("GAAP"), consistently applied and consistent with Seller's financial statements) of the following: (i) the aggregate gross operating revenue for the six (6) most recently consecutive completed months derived in the ordinary course of business in respect of the Systems (including revenues arising from second outlets and remotes and advertising revenues, and including pay-per-view revenues and installation fees, but excluding interest income, programming launch incentives and extraordinary items) minus (ii) all operating expenses for such period, including, without limitation, technical, programming (no credit shall be given for launch incentives), selling and general administration expenses, and management fees, but excluding (to the extent included in operating expenses) interest expense, amortization, depreciation, income and withholding taxes, other non-cash charges and


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extraordinary gains or losses plus (iii) to the extent included in operating expenses, actual management fees paid, said amount not to exceed the lesser of:
(x) three and one-half percent (3 1/2 %) of Seller's gross operating revenue for such period; or (y) the sum of $400,000, plus (iv) to the extent included in operating expenses, actual home office expenses for Seller's headquarters in Pittsburgh, Pennsylvania, said amount not to exceed $100,000, times (b) two (2).

                  1.3 INTENTIONALLY LEFT BLANK.

                  1.4 ASSETS. All properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held, used, useful, or held for use in the Business or in the operations of the Systems in which Seller has any right, title or interest or in which Seller acquires any right, title or interest on or before the Closing Date, including, without limitation, Governmental Permits, Intangibles, Seller Contracts, Equipment and Real Property, but excluding any Excluded Assets.

                  1.5 BASIC SERVICES. The basic tier of cable television programming sold to subscribers of the Systems as a package, including broadcast and satellite programming for which a subscriber pays a fixed monthly fee to Seller, but not including Pay TV.

                  1.6 BUSINESS. The cable television business conducted by Seller through one or more Systems in and around the Service Area, as described on Schedule 1.6, in accordance with the categories set forth in Section 5.13.

                  1.7 CCI. Classic Communications, Inc., a Delaware corporation.

                  1.8 BUSINESS DAY. Any day other than Saturday, Sunday or a day on which banking institutions in Austin, Texas, or New York, New York, are required or authorized to be closed.

                  1.9 CLEANUP. All actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment;
(2) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential clean up, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

                  1.10 CLOSING. The consummation of the transactions contemplated by this Agreement, as described in Section 8, the date of which is referred to as the Closing Date.

                  1.11 CLOSING DATE. The date described in Section 8 or such later date as extended by Buyer or Seller in accordance with Section 10.1, unless Buyer and Seller agree otherwise in writing.

                  1.12 COMMUNICATIONS ACT. Title VI of the Communications Act and all other provisions of the Cable Communications Policy Act of 1984, Pub. L. No. 98-549, the Cable Television Consumer Protection and Competition Act of 1992, Pub. L. No. 102-385, and the provisions of the Telecommunications Act of 1996 amending Title VI of the Communications Act, as such statutes may be amended from time to time, and the rules and regulations promulgated thereunder.

                  1.13 ENCUMBRANCE. Any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, limitation, pledge, option, charge, assessment, restrictive agreement, restriction, encumbrance, adverse interest, restriction on transfer or any exception to or defect in title or other ownership interest (including reservations, rights of way, possibilities of reverter, encroachments, easements, rights of entry, restrictive covenants, leases and licenses).

                  1.14 ENVIRONMENTAL LAW. Any Legal Requirement relating to pollution or protection of public health, safety, or welfare or the environment, including those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

                  1.15 EQUIPMENT. All towers, tower equipment, antennae, electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber's devices (including converters, encoders, transformers behind television sets and fittings), headend hardware (including origination, earth stations, transmission and distribution system), test equipment, office equipment, vehicles and other tangible personal property owned, leased, used or held for use in the Business, as described on Schedule 1.15 (and with respect to leased Equipment, on Schedule 1.31).

                  1.16 EQUIVALENT BASIC SUBSCRIBERS (OR EBS'S). As of any date and for each franchise area served by a System, the number derived by dividing
(a) the total monthly billings for sales of Basic Services by the System during the most recent month ended prior to the date of calculation (including billings to single family residences and dwelling units in multiple dwelling unit buildings, subscribers in commercial and other buildings and bulk subscribers, whether on a discounted or undiscounted basis, but excluding billings in excess of a single month's charges for any account), by (b) the standard monthly rate (without discount of any kind) charged by Seller during such month to single family residences for Basic Services sold by the System, which monthly rate will not be less than the amount specified in Schedule 1.6. For purposes of the foregoing, there will be excluded (i) all billings to any subscriber who is sixty (60) days or more past due in the payment of any amount payable to Seller, (ii) all billings to any subscriber who has not paid at least one full month's payment for Basic Services and all installation charges owed and due, (iii) that portion of the billings to each subscriber representing an installation or other non-recurring charge, a charge for equipment or for any outlet or connection other than the first outlet or first connection in any single family residence or, with respect to a bulk account, in any residential unit (e.g., an individual apartment or rental unit), or a pass-through charge for sales taxes, line-itemized franchise fees and charges and the like, (iv) all billings to any subscriber whose service is pending disconnection for any reason, and (v) all billings to any subscriber who was solicited since the Effective Date of this Agreement, to purchase such services by any non-standard promotion or by offer of a non-standard discount. For purposes of this Agreement, payments on account of monthly billings to a subscriber of a System will be deemed to be due on the first day of the month during which the service to which such billings relate is provided.

                  1.17 GOVERNMENTAL AUTHORITY. (i) The United States of America,
(ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like), (iii) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

                  1.18 GOVERNMENTAL PERMITS. All franchises, franchise applications (if any), approvals, agreements, authorizations, ordinances, permits, licenses (including, without limitation, television translator station licenses, microwave licenses (including, without limitation, cable television relay service), business radio licenses and TVRO earth station registration), easements, registrations, qualifications, leases, variances and similar rights issued or obtained from any Governmental Authority.

                  1.19 HAZARDOUS SUBSTANCES. Any pollutant, contaminant, chemical, industrial, toxic, hazardous or noxious substance or waste which is regulated by any Governmental Authority, including (a) any petroleum or petroleum compounds (refined or crude), flammable substances, explosives, radioactive materials or any other materials or pollutants which pose a hazard or potential hazard to the Real Property or to Persons in or about the Real Property or cause the Real Property to be in violation of any laws, regulations or ordinances of federal, state or applicable local governments, (b) asbestos or any asbestos-containing material of any kind or character, (c) polychlorinated biphenyls ("PCBs"), as regulated by the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq., (d) any materials or substances designated as "hazardous substances" pursuant to the Clean Water Act, 33 U.S.C. Section 1251 et seq., (e) "economic poison," as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 135 et seq., (f) "chemical substance," "new chemical substance" or "hazardous substance or mixture" pursuant to the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (g) "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., and

(h) "hazardous waste" pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.

                  1.20 INTANGIBLES. All intangible assets, including subscriber lists, accounts receivable, claims (excluding any claims relating to Excluded Assets), patents, trademarks and trade names (as described in Section 5.15), copyrights, goodwill, going concern value, proprietary information, technical information and data, machinery and equipment warranties, maps, computer disks and tapes, phones, diagrams, blueprints and schematics, and all files of correspondence, lists, records, and reports concerning subscribers and prospective subscribers of the Systems, signal and program carriage, and dealings with Governmental Authorities (including, without limitation, all reports filed by or on behalf of Seller with the FCC with respect to the Systems, all correspondence between Seller and Governmental Authorities relating to any of the Systems, and statements of account filed by or on behalf of Seller with the U.S. Copyright Office with respect to the Systems), if any, owned, used or held for use in the Business.

                  1.21 KNOWLEDGE. With respect to any entity, actual knowledge of any of the executive officers or of the entity specified and any of the executive officers of its partners and its individual partners. For Seller, the executive officers shall include, without limitation, James C. Roddey, Thomas D. Wright, Richard Talarico, Henry Posner, Jr. and Michael Haislip.

                  1.22 LEGAL REQUIREMENT. Any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including decisions, orders, writs, awards, or injunctions of an arbitrator or a court or other Governmental Authority.

                  1.23 PAY TV. Premium programming services selected by and sold to subscribers on an a la carte basis for monthly fees in addition to the fee for Basic Services.

                  1.24 PAY UNIT. Each Pay TV service subscribed for by any subscriber of a System.

                  1.25 PERMITTED ENCUMBRANCES. The following Encumbrances: (a) liens for taxes, assessments and governmental charges not yet due and payable;
(b) zoning laws and ordinances and similar Legal Requirements; (c) rights reserved to any Governmental Authority to regulate the affected property; and
(d) as to Real Property interests, any easements, rights-of-way, servitudes, permits, restrictions, reservations, licenses, severances of oil, gas or other mineral estates, utilities as installed, and minor imperfections or irregularities in title which are reflected in the public records or are apparent from an inspection or survey of the Real Property and which do not individually or in the aggregate materially interfere with the right or ability to own, use or operate such parcel of Real Property for the purposes for which it is currently being used or to convey indefeasible title to such Real Property; provided that Permitted Encumbrances will not include any item which could materially adversely affect in any way the conduct of the Business.

                  1.26 PERSON. Any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

                  1.27 PREFERRED STOCK. CCI's Cumulative Redeemable Convertible Preferred Stock (Series A), which shall be convertible upon an initial public offering at $36.00 per share and at the option of CCI, two years following the Closing Date, at $32.00 per share to Class A Common Stock of CCI, with one (1) vote per share of such common stock ("Class A Common Stock").

                  1.28 REAL PROPERTY. All Assets consisting of realty, including appurtenances, improvements and fixtures located on such realty, and any other interests in real property, including, without limitation, fee and leasehold interests on which Seller's offices and headend sites are located, as described on Schedule 1.28. All interests for which consideration includes the provision of any free cable services will be set forth on Schedule 1.28.

                  1.29 RELEASE. Any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

                  1.30 REQUIRED CONSENTS. As set forth on Schedule 1.30, all franchises, licenses, authorizations, approvals and consents required under Governmental Permits, material Seller Contracts or otherwise for (a) Seller to transfer the Assets and the Business to Buyer as provided in this Agreement, (b) Buyer to conduct the Business and to own, lease, use and operate the Assets at the places and in the manner in which the Business is conducted as of the date of this Agreement and on the Closing Date, (c) Buyer to assume and perform the Governmental Permits and Seller Contracts, and (d) Buyer to collaterally assign the Assets to its lenders as security for Buyer's indebtedness. Schedule 1.30 will specifically identify all FCC television translator licenses under the heading Governmental Permits. Such television translator licenses will be transferred in accordance with Section 9.2.4 of this Agreement.

                  1.31 SELLER CONTRACTS. All contracts and agreements, other than Governmental Permits, pertaining to the ownership, operation and maintenance of the Assets or the Business or used or held for use in the Business other than programming contracts except those which are to be transferred to Buyer as set forth on Schedule 1.31, and Real Property leasehold interests and easements set forth on Schedule 1.28.

                  1.32 SERVICE AREA. The area in which Seller operates the Business, specifically in and around the Systems set forth on Schedule 1.6.

                  1.33 STOCK AGREEMENTS. That certain Stockholders' Agreement dated July 28, 1999, among CCI, Brera Classic, L.L.C., and the additional parties named therein (the "Stockholders' Agreement"), and that certain Registration Rights Agreement dated July 28, 1999, among CCI, Brera Classic, L.L.C., and the additional parties named therein.

                  1.34 SYSTEM. A complete cable television reception and distribution system operated in the conduct of the Business, consisting of one or more headends, subscriber drops and associated electronic and other equipment, and which is, or is capable of being, without modification, operated as an independent system without interconnections to other systems. Any systems which are interconnected or which are served in whole or in part by a common headend will be considered a single System. "Systems" means the Systems owned and operated by Seller in the Service Area.

                  1.35 OTHER DEFINITIONS. The following terms are defined in the Sections indicated:


Term                                          Section
----                                          -------
Annual Financial Statements                      5.9
Assumed Liabilities                              4.1
Base Purchase Price                              3.1
Buyer Damages                                    11.5
CCI Derivative Securities                        6.11
CCI Equity Securities                            6.11
Certificate of Designation                       3.1.4
Claiming Party                                   3.3.3
Class A Common Stock                             1.27
Communications Act                               1.12
Deposit                                          7.21
Dispute Adjustment Amount                        3.3.3
Earnest Money Escrow Agreement                   3.1.2
ERISA                                            5.12.1

Term                                          Section
----                                          -------
Escrow Agent                                     3.1.2
Excluded Assets                                  4.2
Extended Franchises                              7.5.2
FAA                                              5.7.4
FCC                                              5.4
Final Adjustments Report                         3.3.2
Final Determination                              3.3.3
Financial Statements                             5.9
GAAP                                             1.2
Homes passed                                     5.13
HSR Act                                          7.20
Indemnitee                                       11.4
Indemnitor                                       11.4
Indemnity Escrow Agreement                       3.1.3
Interim Financial Statements                     5.9
ISP Contract                                     4.2
Material Adverse Effect                          5.3
Newton System                                    4.2
Preliminary Adjustments Report                   3.3.1
Prime Rate                                       12.17
Responsible Party                                3.3.3
Securities Act                                   5.25
Seller Damages                                   11.6
Stockholders' Agreement                          1.33
Survival Period                                  11.1
Taking                                           7.10.2
Transmission, L.L.C.                             2.1
Year 2000 Problem                                5.23

SECTION 2. SALE OF ASSETS

                  2.1 PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances), and with full warranties of title and with full substitution and subrogation to all rights and actions of warranty against all preceding owners, all of Seller's rights, title and interest in, to and under the Assets. All television translator licenses identified on Schedule 1.30 shall be transferred and assigned to Classic Network Transmission, L.L.C. ("Transmission, L.L.C."). Except as otherwise specifically provided in this Agreement, all the Assets are intended to be transferred to Buyer, whether or not described in the Schedules.

SECTION 3. CONSIDERATION

                  3.1 BASE PURCHASE PRICE. As consideration for the Assets and for the covenant of Seller contained in the Non-Competition Agreement attached hereto as Exhibit D, Buyer will pay to Seller total consideration of One Hundred Thirty Million Dollars ($130,000,000) (the "Base Purchase Price"), paid at the Closing as set forth below, subject to adjustment as provided in Sections 3.2 and 3.3, and Buyer will assume certain obligations of Seller as provided in
Section 4:

                        3.1.1 $102,000,000 to be paid by Buyer to Seller at the Closing by wire transfer of immediately available funds, at the accounts designated by Seller not less than five (5) days prior to the Closing;

                        3.1.2 $3,000,000 to be paid by Buyer to Norwest Bank Texas, N.A. (the "Escrow Agent"), subject to the earnest money escrow agreement, substantially in the form of Exhibit A, to be entered into on the Effective Date of this Agreement by Seller, Buyer and the Escrow Agent (the "Earnest Money Escrow Agreement");

                        3.1.3 $5,000,000 to be paid by Buyer to the Escrow Agent, subject to the indemnity escrow agreement, substantially in the form of Exhibit B, to be entered into on the Closing Date by Seller, Buyer and the Escrow Agent (the "Indemnity Escrow Agreement"); and

                        3.1.4 Subject to the terms and conditions of and in reliance upon the representations, warranties and covenants contained in this Agreement, at the Closing Date, Buyer's corporate parent, CCI, shall issue to Seller 20,000 shares of Preferred Stock with an initial stated value of $1,000 per share. In the event the Closing of the transaction contemplated by this Agreement occurs after a Qualified Initial Public Offering, as defined in the Certificate of Designation in the form attached hereto as Exhibit N (the "Certificate of Designation"), Seller shall be issued an amount of Class A Common Stock pursuant to the Optional Conversion provisions in the Certificate of Designation as if the Preferred Stock referenced in the preceding sentence had been issued as of the date hereof.

                  3.2 ADJUSTMENTS TO BASE PURCHASE PRICE. The portion of the Base Purchase Price payable pursuant to Section 3.1.1 will be adjusted as follows:

                        3.2.1 If the Business has fewer than 56,820 EBS's as of the Closing Date, the Base Purchase Price will be reduced by an amount equal to $2,288 multiplied by the difference between (x) 56,820 and (y) the number of EBS's as of the Closing Date.

                        3.2.2 Adjustments on a pro rata basis as of the Closing Date will be made for all prepaid expenses (to the extent such prepayments may accrue to Buyer's benefit), prepaid income and accounts receivable of active subscribers, and to reflect the principle that all expenses (including real estate taxes, stand by fees and assessment by any taxing authority for the Real Property) and income attributable to the Business for the period prior to the Closing Date are for the account of Seller, and all expenses and income attributable to the Business for the period on and after the Closing Date are for the account of Buyer; provided, however, that Seller and Buyer shall not prorate any items or expense payables under any Excluded Assets, all of which shall remain and be solely for the account of Seller. Seller will receive no credit for any accounts receivable (i) any portion of which is more than sixty
(60) days past due as of the Closing Date, or (ii) from subscribers whose accounts are inactive or whose service is pending disconnection for any reason as of the Closing Date.

                        3.2.3 All advance payments to, or funds of third parties on deposit with, Seller as of the Closing Date, relating to the Business, including advance payments and deposits by subscribers served by the Business for converters, encoders, decoders, cable television service and related sales, will be retained by Seller and will reduce the Base Purchase Price accordingly.

                        3.2.4 All deposits relating to the Business that are held by third parties as of the Closing Date for the account of Seller or as security for Seller's performance of its obligations (other than with respect to (i) Excluded Assets; and (ii) any other deposits the full benefit of which will not be available to Buyer following the Closing Date); provided, however, credit will be given for those deposits for which partial credit can be determined, including deposits on leases and deposits for utilities, will be credited to the account of Seller in their full amounts to increase the Base Purchase Price and will become the property of Buyer.

                        3.2.5 The Base Purchase Price payable pursuant to
Section 3.1.1 will be reduced by an amount equal to the difference between (i) the amounts of the required cumulative capital expenditures for each of the categories designated as Items 1 through 9 as set forth on Schedule 7.2.1 through the month of the Closing and (ii) the amount of the capital expenditures actually incurred and paid in cash by Seller through the Closing Date in connection with each such corresponding capital expenditure categories. By way of example, Schedule 7.2.1 sets forth a budgeted $5,000 per month in the year 2000 in capital expenditures for the category of New Construction. If the Closing Date were to occur in February 2000, the cumulative monthly capital expenditures for that category through February 2000 would total $247,000. To the extent that Seller had only expended $242,000 in cash in this category through the Closing Date, the reduction in the Base Purchase Price payable pursuant to Section 3.1.1 would be $5,000. Similar adjustments would be made on a category by category basis.

                        3.2.6 The Base Purchase Price payable pursuant to
Section 3.1.1 will be reduced by an amount equal to the difference between (i) the amounts of the Cumulative Capital Expenditures for the category designated as Item 10 as set forth on Schedule 7.2.1 through the month of the Closing and
(ii) the amount of the capital expenditures actual incurred and paid in cash by Seller through the Closing Date in connection with the category designated as
Item 10 of Schedule 7.2.1; provided, however, to the extent that through the date of Closing Seller has exceed the capital expenditure budgeted amounts for any of the capital categories designated as Items 1 through 9 on Schedule 7.2.1, such amounts shall be allowed as credit against any reduction otherwise to be made pursuant to this Section 3.2.6.

                  3.3 DETERMINATION OF ADJUSTMENTS. Preliminary and final adjustments to the Base Purchase Price will be determined as follows:

                        3.3.1 At least three (3) Business Days prior to the Closing, Seller will deliver to Buyer a report (the "Preliminary Adjustments Report"), certified as to completeness and accuracy by Seller, showing in detail the preliminary determination of the adjustments referred to in Section 3.2, which are calculated as of the Closing Date (or as of any other date agreed to by the parties) and any documents substantiating the adjustments proposed in the Preliminary Adjustments Report. The Preliminary Adjustments Report will include a detailed calculation of the number of Equivalent Basic Subscribers and a schedule setting forth advance payments and deposits made to or by Seller, as well as accounts receivable information relating to the Business (showing sums due and their respective aging as of the Closing Date). Also included in the Preliminary Adjustments Report will be a calculation of actual capital expenditures in cash through the Closing Date on a category by category basis per Schedule 7.2.1 as compared to the cumulative monthly budgets for capital expenditures as set forth in Schedule 7.2.1. Seller also will furnish to Buyer its billing report for the most current period as of the Closing Date. The net adjustment shown in the Preliminary Adjustments Report will be reflected as an adjustment to the portion of the Base Purchase Price payable at the Closing pursuant to Section 3.1.1.

                        3.3.2 Within sixty (60) days after the Closing, Seller will deliver to Buyer a report (the "Final Adjustments Report"), similarly certified by Seller, showing in detail the final determination of all adjustments which were not calculated as of the Closing Date and containing any corrections to the Preliminary Adjustments Report, together with any documents substantiating the adjustments proposed in the Final Adjustments Report. Buyer will provide Seller with reasonable access to all records which Buyer has in its possession and which are necessary for Seller to prepare the Final Adjustments Report.

                        3.3.3 Within thirty (30) days after receipt of the Final Adjustments Report, Buyer will give Seller written notice of Buyer's objections, if any, to the Final Adjustments Report. If Buyer makes any such objection, the parties will agree on the amount, if any, which is not in dispute within thirty
(30) days after Seller's receipt of Buyer's notice of objections to the Final Adjustments Report. Any undisputed amount will serve as an adjustment to the portion of the Base Purchase Price payable under Section 3.1.1. The adjustment of the Base Purchase Price payable under Section 3.1.1, as so adjusted (but excluding any amounts disputed), will be paid by Buyer to Seller, or paid by Seller to Buyer, whichever the case may be, within ninety (90) days after the Closing Date or within three (3) Business Days after agreement on the undisputed portion of the Final Adjustments Report, if later. Any disputed amounts will be determined within one hundred twenty (120) days after the Closing Date by the accounting firm of Arthur Andersen, LLP, whose determination will be conclusive. Seller and Buyer will bear the fees and expenses payable to such firm in connection with such determination in reverse proportion to the manner in which the disputed amounts are allocated by the accountants. The payment required after determination of all disputed amounts (the "Dispute Adjustment Amount") will be made by the responsible party (the "Responsible Party") by wire transfer of immediately available funds to the other party (the "Claiming Party") within three (3) Business Days after the final determination (the "Final Determination").

                  3.4 ALLOCATION OF CONSIDERATION. Buyer and Seller will use their best efforts to agree on an allocation of the Base Purchase Price (excluding transaction costs incurred by each of them) within forty-five (45) days after the Closing. Upon such agreement, each of Buyer and Seller will complete Form 8594, Asset Acquisition Statement of Allocation, consistent with such mutually agreed allocation and each will file a copy of such form with its federal income tax return for the applicable tax year, and will file all returns and reports with respect to the transactions contemplated by this Agreement, including all federal, state and local tax returns, on the basis of such allocation. Buyer and Seller further agree not to take any position inconsistent with such mutually agreed allocation for any tax purpose. If, after good-faith efforts, Buyer and Seller are unable to agree upon an allocation within sixty
(60) days after the Closing, then each party will be free to report its own position to the Internal Revenue Service and other taxing authorities.

SECTION 4. ASSUMED LIABILITIES AND EXCLUDED ASSETS

                  4.1 ASSIGNMENT AND ASSUMPTION. Seller will assign, and Buyer will assume and perform, the "Assumed Liabilities," which are defined as: (a) Seller's obligations to subscribers of the Business for (i) subscriber deposits held by Seller as of the Closing Date and which are refundable, in the amount for which Buyer received credit under Section 3.3, (ii) subscriber advance payments held by Seller as of the Closing Date for services to be rendered by a System on or after the Closing Date, in the amount for which Buyer received credit under Section 3.3 and (iii) the delivery of cable television service to subscribers of the Business on or after the Closing Date; (b) obligations accruing and relating to periods after the Closing Date under Governmental Permits and Seller Contracts; and (c) capital expenditures actually incurred by Seller as set forth in Section 3.2.5 through the Closing Date, but not paid in cash by Seller prior to Closing, provided that Buyer has received a reduction in the Base Purchase Price pursuant to Section 3.2 of an equal amount. Buyer will not assume or have any responsibility for any liabilities or obligations of Seller other than the Assumed Liabilities. In no event will Buyer assume or have any responsibility for any liabilities or obligations associated with the Excluded Assets.

                  4.2 EXCLUDED ASSETS. The excluded assets (the "Excluded Assets"), which will be retained by Seller and are specifically excluded from the Assets, will consist of the following: (a) programming contracts (other than those listed on Schedule 1.31); (b) insurance policies and rights and claims thereunder (except as otherwise provided in Section 7.10); (c) bonds, letters of credit, surety instruments and other similar items; (d) cash and cash equivalents; (e) Seller's rights under any agreement governing or evidencing an obligation of Seller for borrowed money; (f) Seller's rights under any contract, license, authorization, agreement or commitment other than those creating or evidencing Assumed Liabilities; (g) billing agreements; (h) that certain ISP Channel Affiliate Agreement dated April 30, 1999, by and between ISP Channel, Inc., a subsidiary of Softnet Systems, Inc., and Seller (the "ISP Contract"); provided, however, that Buyer shall accept through a partial assignment the benefits and obligations under the ISP Contract, in a form satisfactory to Buyer's counsel, solely as it relates to the system deployed as of the Effective Date by ISP Channel, Inc. in Seller's Newton, Ohio system (the "Newton System") and Buyer shall assume the obligations of Seller under the ISP Contract solely as it relates directly to the Newton System; and (i) the office equipment, furnishings and other personal property located at Seller's headquarters at 100 Greentree Commons, 381 Mansfield Avenue, Pittsburgh, Pennsylvania 15220, as set forth in Schedule 4.2.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLER

         To induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing, as follows:

                  5.1 ORGANIZATION AND QUALIFICATION. Seller is a general partnership duly organized and validly existing under the laws of its jurisdiction set forth in the forepart of this Agreement and has all requisite power and authority to own, lease, use and operate the Assets as they are currently owned, leased, used and operated and to conduct the Business as it is currently conducted. Seller is duly qualified or licensed to do business under the laws of each jurisdiction in which the character of the properties owned, leased, used or operated by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a material adverse effect on Seller or on the validity, binding effect or enforceability of this Agreement.

                  5.2 AUTHORITY AND VALIDITY. Seller has all requisite organizational power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by Seller of, the performance by Seller of its obligations under, and the consummation by Seller of the transactions contemplated by, this Agreement have been duly authorized by all requisite organizational action of Seller. This Agreement has been duly executed and delivered by Seller and is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

                  5.3 NO BREACH OR VIOLATION. The execution, delivery and performance of this Agreement by Seller does not and will not: (a) conflict with or violate any provision of the partnership agreement of Seller; (b) violate any Legal Requirement; (c) except as set forth on Schedule 1.30, require any consent, approval or authorization of, or any filing with or notice to, any Person; or (d) (i) violate, conflict with or constitute a breach of or default under, (ii) permit or result in the termination, suspension or modification of,
(iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Seller under, or (iv) result in the creation or imposition of any Encumbrance under, any Seller Contract or any other instrument evidencing any of the Assets or any instrument or other agreement to which Seller is a party or by which Seller or any of its assets is bound or affected, except for purposes of this clause (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications, and accelerations as would not, individually or in the aggregate, have a material adverse effect on any System, the financial condition, results of operations or prospects of the Business or Seller (a "Material Adverse Effect"); provided, however, that such an occurrence in fewer than five (5) Systems having fewer than 2,000 in the aggregate EBS will not be deemed to have a Material Adverse Effect.

                  5.4 ASSETS. Seller has good and marketable title to (or, in the case of Assets that are leased, valid leasehold interests in) the Assets claimed by Seller (other than Real Property, as to which the representations and warranties in Section 5.5 apply). The Assets are free and clear of all Encumbrances of any kind or nature, except (a) Permitted Encumbrances, (b) restrictions stated in the Governmental Permits and (c) Encumbrances disclosed on

Schedule 5.4 which will be removed and released at or prior to the Closing. Except as set forth on Schedule 1.31, none of the Equipment is leased by Seller from any other Person. The Assets, together with the Excluded Assets, are all the assets and rights necessary to permit Buyer to conduct the Business substantially as it is being conducted on the date of this Agreement in compliance with all material Legal Requirements, and under the rules and policies of the Federal Communications Commission (the "FCC"), and to perform all the Assumed Liabilities. All the Equipment is suitable and adequate for continued use in the manner it is presently used. Except as set forth on
Schedule 5.4, no Person other than Seller is operating or, to Seller's Knowledge, has proposed to operate, a cable television system in the Service Area.

                  5.5 REAL PROPERTY.

                        5.5.1 All the Assets consisting of Real Property interests are described on Schedule 1.28. Except as otherwise disclosed on
Schedule 1.28, Seller holds indefeasible fee simple title to the Real Property shown as being owned by Seller on Schedule 1.28 and the valid and enforceable right to use and possess such Real Property, subject only to the Permitted Encumbrances. Seller has valid leasehold interests in Real Property pursuant to the leases described on Schedule 1.28 with respect to other Real Property not owned or leased by Seller, Seller has the valid and enforceable right to use all other Real Property pursuant to the easements, licenses, rights-of-way or other rights described on Schedule 1.28, subject only to Permitted Encumbrances. The Real Property includes all the real property interests necessary to permit Buyer to conduct the Business substantially as it is being conducted on this date in compliance with all Legal Requirements.

                        5.5.2 The documents delivered by Seller to Buyer as evidence of each lease of Real Property constitute the entire agreement with the landlord in question and are valid and in full force and effect. There are no leases or other agreements, oral or written, granting to any Person other than Seller the right to occupy or use any Real Property, except Permitted Encumbrances or as described on Schedule 1.28. All leases, easements, rights-of-way and other rights appurtenant to, or which are necessary for Seller's current use of, any Real Property are valid and in full force and effect, and Seller has not given or received any notice with respect to the termination or breach of any rights or obligations under such agreements. Each parcel of Real Property, any improvements constructed thereon and their current use conform to (a) all applicable Legal Requirements, including zoning requirements and the Americans with Disabilities Act, and (b) all restrictive covenants, if any, or other Encumbrances affecting all or part of such parcel.

                  5.6 ENVIRONMENTAL MATTERS.

                        5.6.1 The Real Property currently complies with and, to Seller's Knowledge, has previously been operated in compliance with, all Environmental Laws. Seller has not generated, released, stored, used, treated, handled, discharged or disposed of any Hazardous Substances at, on, under, in or about, or in any other manner affecting, any Real

Property, transported any Hazardous Substances to or from any Real Property or discharged any Hazardous Substances from any Real Property into any body of water, directly or indirectly, and, to Seller's Knowledge, no other present or previous owner, tenant, occupant or user of any Real Property or any other Person has committed or suffered any of the foregoing. To Seller's Knowledge, no release of Hazardous Substances outside the Real Property has entered or threatens to enter any Real Property, nor is there any pending or threatened claim based on Environmental Laws which arises from any condition of the land surrounding any Real Property. Except as set forth on Schedule 5.6, no claim or investigation based on Environmental Laws which relates to any Real Property or any operations on it (a) has been asserted or conducted in the past or is currently pending against or with respect to Seller or, to Seller's Knowledge, any other Person, or (b) to Seller's Knowledge, is threatened or contemplated, and Seller is not aware of any condition that could give rise to such a claim or investigation.

                        5.6.2 Except as described on Schedule 5.6, (a) no underground storage tanks are currently or, to the Knowledge of Seller, have been located on any Real Property, (b) to the Knowledge of Seller, no Real Property has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes, (c) to the Knowledge of Seller, no building or other structure on any Real Property contains asbestos, (d) to the Knowledge of Seller, no Real Property contains any equipment using PCB's, and (e) to the knowledge of Seller, there are no incinerators, septic tanks or cesspools on the Real Property and all sanitary waste is discharged into a public sanitary sewer system.

                        5.6.3 Seller has provided Buyer with complete and correct copies of (a) all studies, reports, surveys or other materials in Seller's possession or to which Seller has access relating to the presence or alleged presence of Hazardous Substances at, on or affecting the Real Property,
(b) all notices or other materials in Seller's possession or to which Seller has access that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the Real Property or activities at the Real Property and (c) all materials in Seller's possession or to which Seller has access relating to any claim, allegation or action by any private third party under any Environmental Law.

                  5.7 COMPLIANCE WITH LAW; GOVERNMENTAL PERMITS.

                        5.7.1 The ownership, leasing and use of the Assets as they are currently owned, leased and used and the conduct of the Business as it is currently conducted do not violate any Legal Requirement, which violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Systems, the Business, or Seller. Seller has not received notice claiming a violation by the Business of any Legal Requirement applicable to Seller or the Business as it is currently conducted and, to Seller's Knowledge, there is no basis for any claim that such a violation exists.

                        5.7.2 Complete and correct copies of the Governmental Permits, all of which are listed on Schedule 5.7.2, have been delivered by Seller to Buyer. The Governmental Permits are currently in full force and effect, are not in default, and are valid under all applicable Legal Requirements according to their terms. There is no legal action, governmental proceeding or investigation, pending or threatened, to terminate, suspend or modify any Governmental Permit and, except as set forth on Schedule 5.7.2, Seller is in material compliance with the terms and conditions of all the Governmental Permits and with other applicable requirements of all Governmental Authorities relating to the Governmental Permits, including all requirements for notifications, filing, reporting, posting and maintenance of logs and records.

                        5.7.3 Without limiting the generality of the foregoing,
(a) Seller has made all required registration statement filings and annual report filings with the FCC; (b) Seller has filed all required annual employment reports with the FCC pursuant to the FCC's employment opportunity rules; and (c) each System is in substantial and material compliance with all signal leakage criteria prescribed by the FCC and all must carry requirements and has received all necessary retransmission consents. Seller has delivered to Buyer complete and correct copies of all reports and filings with respect to the Business for the past three (3) years made or filed pursuant to the Communications Act or FCC rules and regulations, and all notices alleging non-compliance with the Communications Act, the rules and regulations of the FCC.

                        5.7.4 All necessary Federal Aviation Administration ("FAA") and FCC approvals and waivers have been obtained and all required filings have been timely made with respect to the height and location of towers used in connection with the operation of the Systems and such towers are being operated in compliance in all material respects with applicable FAA and FCC rules. True and correct information relating to all towers used in connection with the operation of the System is set forth on Schedule 5.7.4, which will include for each tower (i) location, (ii) coordinates, (iii) height above ground level, (iv) height above mean sea level, (v) distance to nearest airport runway, and (vi) FAA study number, if applicable.

                        5.7.5 A request for renewal has been timely filed pursuant to Section 626(a) of the Cable Act with the proper Governmental Authority with respect to any franchise that expires within thirty-six (36) months after the date of this Agreement.

                        5.7.6 Except as set forth on Schedule 5.7.6, as of the date of this Agreement (i) to Seller's Knowledge, the rates charged by Seller to subscribers of the Systems for the "cable programming services tier" (as such term is defined in the FCC's rate regulations) offered by the Systems are in compliance with FCC rules and orders, (ii) to Seller's Knowledge, there are no rate complaints pending at the FCC with respect to the Systems, and (iii) no Governmental Authority is presently regulating the "basic tier" rates being charged to subscribers of the Systems nor has Seller received from any Governmental Authority a copy of any FCC Form 328 filed by such Governmental Authority with the FCC requesting rate regulation certification with respect to the Systems.

                        5.7.7 Schedule 1.30 sets forth all franchises, licenses, authorizations, approvals and consents required under Governmental Permits, Seller Contracts or otherwise for (a) Seller to transfer the Assets and the Business to Buyer as provided in this Agreement, (b) Buyer to conduct the Business and to own, lease, use and operate the Assets at the places and in the manner in which the Business is conducted as of the date of this Agreement and on the Closing Date, (c) Buyer to assume and perform the Governmental Permits and Seller Contracts, and (d) Buyer to collaterally assign the Assets to its lenders as security for Buyer's indebtedness.

                  5.8 PATENTS, TRADEMARKS AND COPYRIGHTS. Seller has timely and accurately made all requisite filings and payments with the Register of Copyrights and is otherwise in substantial and material compliance with all applicable rules and regulations of the Copyright Office. Seller has delivered to Buyer complete and correct copies of all current reports and filings, and all reports and filings for the past three (3) years, made or filed pursuant to copyright rules and regulations with respect to the Business. Seller does not possess any patent, patent right, trademark or copyright and is not a party to any license or royalty agreement with respect to any patent, trademark or copyright except for licenses respecting program material and obligations under the Copyright Act of 1976 applicable to cable television systems generally. The operations of the Business as currently conducted do not violate or infringe upon the rights of any Person in any copyright, trademark, service mark, patent, license, trade secret or the like, and, to the Knowledge of Seller, no such violation or infringement is threatened

                  5.9 FINANCIAL STATEMENTS. Seller has delivered to Buyer correct and complete copies of the following: (i) its audited balance sheets for the fiscal years ended December 31, 1996, 1997 and 1998 (collectively, the "Annual Financial Statements"), and (ii) its unaudited balance sheets as of August 31, 1997, 1998 and 1999 and the related statements of income and cash flows for the six-month periods then ended (collectively, the "Interim Financial Statements," and, together with the Annual Financial Statements, the "Financial Statements"). The Financial Statements were prepared in the ordinary course of business and fairly present, in all material respects, the financial condition, statements of earnings and cash flows of Seller for the periods or as of the dates set forth therein, in each case in accordance with GAAP applied on a consistent basis through the periods covered, except (i) as stated therein or, where applicable, in the notes thereto, or (ii) with respect to the Interim Financial Statements, for normal year-end adjustments consistent with past practice.

         Except as set forth on Schedule 5.24 or disclosed by, or reserved against in, the most recent balance sheet included in the Financial Statements, Seller did not have, as of the date of such balance sheet, any liability or obligation, whether accrued or unaccrued, absolute, fixed or contingent (including liabilities for taxes or unusual forward or long-term commitments), which was or would be material to the Business or the results of operations or financial condition of the Business, nor to Seller's Knowledge does any aspect of the Business form a basis for any claim by a third party which, if asserted, could result in a liability not set forth on Schedule 5.24 or disclosed by or reserved against in such balance sheet.

                  5.10 LEGAL PROCEEDINGS. Except as set forth on Schedule 5.10, there is no judgment or order outstanding, or any claim, action, suit, complaint, proceeding or investigation by or before any Governmental Authority or any arbitrator pending, or, to Seller's Knowledge, threatened, involving or affecting all or any part of the Business.

                  5.11 TAX RETURNS; OTHER REPORTS. Seller has duly and timely filed in proper form all income, franchise, sales, use, occupation, service, transfer, property, excise, payroll, withholding, and other tax returns and all information and other reports (whether or not relating to taxes) required to be filed with the appropriate Governmental Authority. All such tax returns and information and other reports were or will be true, correct and complete when filed. All taxes, fees and assessment of whatever nature due and payable by Seller to any Governmental Authority (including, without limitation, interest additions and penalties) have been paid, except such amounts as are being contested diligently and in good faith and are not in the aggregate material. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income tax return for any period, and except as set forth on Schedule 5.11, there are no tax audits pending.

                  5.12 EMPLOYMENT MATTERS.

                        5.12.1 Schedule 5.12 includes a complete and correct list of names and positions of all employees of Seller directly engaged in the Business, their dates of hire and their current hourly wages or monthly salaries and other compensation. Seller has complied in all material respects with all Legal Requirements relating to the employment of labor, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), continuation coverage requirements with respect to group health plans, and those relating to wages, hours, collective bargaining, unemployment compensation, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of taxes. No reportable event, within the meaning of Title IV of ERISA, has occurred and is continuing with respect to any "employee benefit plan" or "multiemployer plan" (as those terms are defined in ERISA) maintained by Seller or any Affiliate of Seller. No prohibited transaction, within the meaning of Title I of ERISA, has occurred with respect to any such employee benefit plan or multiemployer plan, and no material accumulated funding deficiency (as defined in Title I of ERISA) or withdrawal liability (as defined in Title IV of ERISA) exists with respect to any such employee benefit plan or multiemployer plan.

                        5.12.2 Seller is not a party to any contract with any labor organization, and Seller has not recognized or agreed to recognize or is required to recognize any union or other collective bargaining unit with respect to the Business. No union or other collective bargaining unit been certified as representing any of its employees, nor has Seller received any requests from any party for recognition as a representative of employees for collective bargaining purposes. To Seller's Knowledge, employees are not engaged in organizing activity with respect to any labor organization. Seller has no employment agreement of any kind, oral or written, express or implied, that would require Buyer to employ any Person after the Closing Date.

                  5.13 SYSTEM DATA. As of August 31, 1999, the Systems consisted of approximately 3,215 miles of trunk and distribution plant and approximately 97,600 "homes passed" and have approximately 58,395 EBS's. As used in this Agreement, "homes passed" means each single family residence or dwelling unit within a building containing multiple dwelling units plus commercial and other buildings actually served by the Systems, but does not include dwelling units within multiple dwelling unit buildings to which the Company has been denied a right of access to the building by an owner or manager. Schedule 1.6 sets forth as to each System, as of August 31, 1999:

                  (i) the approximate number of miles of plant that will be included in the Assets:

                  (ii) for the eight-month period ended August 31, 1999, the number of subscribers of each of the Systems as reflected in Seller's billing reports;

                  (iii) for the eight-month period ended August 31, 1999, a description of basic and optional or tier services available from the Systems and the rates charged by Seller for each, the number of subscribers receiving each basic and optional or tier service and the rates charged for each, the date and amount of the last rate increase for System service, and an explanation of how subscribers are counted (e.g. does a subscriber with an HBO multiplex count as one or multiple subscribers?);

                  (iv) for each of the years ended December 31, 1997 and 1998, the number of subscribers of each of the Systems and the number of subscribers receiving basic or optional tier services and the rates charged for each;

                  (v) the stations and signals carried by the Systems and the channel position of each such signal and station;

                  (vi) the MHZ of visual and aural signal that such System is capable of delivering to substantially all of such System's subscriber terminals such that the delivered signal meets or exceeds the requirements of part 76, Paragraph 76.605 of the FCC's rules and regulations;

                  (vii) the channel capacity for each of the Systems (including a breakdown of channels utilized and channels available);

                  (viii) the disconnection policies of the Systems; and

                  (ix) the cities, towns, townships, villages and boroughs served by each System.

                  5.14 FINDERS AND BROKERS. Other than Morgan Keegan & Company, Inc., and as disclosed on Schedule 5.10, Seller has not employed, directly or indirectly, any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement. Seller will pay all amounts due and owing to Morgan Keegan & Company, Inc.

                  5.15 INTANGIBLES. Seller neither uses nor holds any copyrights, trademarks, trade names, service marks, service names, logos, licenses, permits or other similar intangible property rights and interest in the operations of the Systems that do not incorporate the name "Star Cable," "Star Cable Company," "Star," or variations thereof. In the operation of the Systems, Seller has no Knowledge that it is infringing upon or otherwise acting adversely to any such intangible property rights and interests owned by any other Person or Persons, and there is no claim or action pending, or to Seller's Knowledge threatened, with respect thereto.

                  5.16 ACCOUNTS RECEIVABLE. The accounts receivable relating to the Systems are actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the books of Seller which resulted from the regular course of Seller's business. The accounts receivable for which Seller will receive credit pursuant to Section 3.2.2 will be fully collectible in accordance with their terms, subject to no offset or reduction of any nature.

                  5.17 BONDS; LETTERS OF CREDIT; CERTIFICATES OF INSURANCE. Except as set forth on Schedule 5.17, there are no franchise, construction, fidelity, performance, or other bonds or letters of credit posted, or certificates of insurance issued, by Seller in connection with the Systems or the Assets.

                  5.18 RIGHTS IN ASSETS. Except as set forth in Schedule 5.18, no Person (including any Governmental Authority) has any right to acquire an interest in the Systems or any material Asset (including any right of first refusal or similar right), other than rights of condemnation or eminent domain afforded by law (none of which have been exercised and no proceedings therefor have been commenced).

                  5.19 BOOKS AND RECORDS. All of the books, records, and accounts of the Business are in all material respects true and complete, are maintained in accordance with good business practice and all applicable Legal Requirements, accurately present and reflect in all material respects all of the transactions therein described, and are reflected accurately in the Financial Statements.

                  5.20 DISCLOSURE. To Seller's Knowledge, all material facts relating to the condition of the Systems have been disclosed to Buyer in or in connection with this Agreement. No representation or warranty by Seller in this Agreement or in any Schedule or Exhibit to this Agreement, or any certificate furnished or to be furnished by Seller pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which made. Without limiting the generality of the foregoing, the information set forth in Schedule 1.6 concerning the Business is accurate and complete in all material respects.

                  5.21 COMMITMENTS. Except as described in Schedule 5.21, there are no unfulfilled binding commitments for capital improvements which Seller is obligated to make in connection with the Systems. There are no liabilities to subscribers or to other users of Seller's services which are material to the Business, except: (i) with respect to deposits made by such subscribers or such other users; and (ii) the obligation to supply services to subscribers in the ordinary course of business, pursuant to any franchises. There are no complaints by subscribers or other users of Seller's services that, individually or in the aggregate, could materially and adversely affect the financial condition, Assets, liabilities, operations or prospects for the Systems. Except with respect to the Persons listed on Schedule 5.21, there is no free service liability to subscribers existing with respect to the Systems. Except with respect to deposits for converters, encoders, decoders and related equipment, and any other item which is to be adjusted pursuant to Section 3.2 hereof, Seller has no obligations or liability for the refund of monies or for the provision of rebates to its subscribers. Except as set forth in any franchises set forth in Schedule 5.7.2, with respect to the Systems, Seller has not made a commitment to any franchising authority to maintain a local office in any location. Seller has not made any commitment to any of the municipalities served by the Systems to pay franchise fees to any such municipalities in excess of the amounts set forth in the franchises as described in Schedule 5.7.2.

                  5.22 TRANSACTIONS WITH AFFILIATES. Except as set forth in
Schedule 5.22, none of Seller's partners, their relatives nor any of their respective Affiliates is involved in any business arrangement or relationship with Seller, and none of Seller's partners, their relatives nor any of their respective Affiliates owns any property or right, tangible or intangible, which is used by Seller in connection with the Business.

                  5.23 YEAR 2000. Seller has (a) completed a review and assessment of all areas within the Business and the Systems that could reasonably be expected to be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Business may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (b) developed a plan for addressing the Year 2000 Problem on a timely basis, which plan has been made available to Buyer, and (c) to date, implemented the plan. All of Seller's computer applications that are material to the Business and the Systems will on a timely basis be able to perform date-sensitive functions for all dates before and after January 1, 2000, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

                  5.24 ABSENCE OF CERTAIN CHANGES. Except as described in
Schedule 5.22 or Schedule 5.24, since December 31, 1998, Seller has conducted the Business in the ordinary and usual course, and there has not been any of the following:

                       (a) any material damage, destruction or loss (whether or not covered by insurance) with respect to any material Assets of Seller;

                       (b) any change by Seller of its accounting methods, principles or practices;

                       (c) any declaration, setting aside or payment of any dividends or distributions in respect of partnership interests in Seller, or any redemption, purchase or other acquisition by Seller of its partnership interests;

                       (d) any entry into or amendment of any material employment or severance compensation agreement or consulting or similar agreement with, or any material increase in the compensation or benefits payable or the establishment or amendment of any plans to, any employee of Seller;

                       (e) any re-evaluation by Seller of any of its Assets, including the writing down or off of Assets, other than in the ordinary course of business;

                       (f) any material commitment, agreement or transaction entered into, amended or terminated (or any waiver of any rights or remedies under any of the foregoing) by Seller (including any agreement with respect to any ongoing or threatened litigation), other than in the ordinary course of business;

                       (g) any amendment to the partnership agreement of Seller;

                       (h) any acquisition or disposition of Assets by Seller, other than acquisitions or dispositions made in the ordinary course of business;

                       (i) any material amendment of any instrument of indebtedness, or any Encumbrance, material lease or consent;

                       (j) any default, event of default or breach (or any event which, with notice or the passage of time or both, would constitute a default, event of default or breach) by Seller of any credit, financing or other agreement or instrument relating to any material indebtedness;

                       (k) any sale, payment, loan or advance of any amount or any transfer or lease of any properties or Assets to, or any agreement or arrangement with any of Seller's officers or directors, except for directors' fees and compensation to officers at rates not exceeding the rates of compensation paid during the year ended December 31, 1998;

                       (l) any adoption of a plan of or any agreement or arrangement with respect to resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of Seller;

                       (m) any settlement or compromise of any claim, other than those in which the amount paid does not exceed $25,000 individually or in the aggregate;

                       (n) any change, condition, occurrence, circumstance or other event that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; or

                       (o) any commitment or agreement to do any of the foregoing, except as otherwise required or expressly permitted by this Agreement.

                  5.25 OWNERSHIP OF PREFERRED STOCK. Seller does not own more than one percent (1%) of the outstanding voting stock of CCI (each of "own" and "voting stock" as defined for purposes of Section 203 of the Delaware General Corporation Law). Seller is acquiring the Preferred Stock under this Agreement for its own account solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"). Seller acknowledges that the Preferred Stock has not been registered under the Securities Act and may be sold or disposed of in the absence of such registration only pursuant to an exemption from the registration requirements of the Securities Act. Seller and each of its members is an accredited investor as defined in Rule 501 of Regulation D under the Securities Act. Except for the express representations and warranties set forth in Section 6, Seller agrees that (i) no representation or warranty, either express or implied, has been made or deemed to have been made and (ii) it is not relying on any representation or warranty, either express or implied, made or deemed to have been made, in each case, by Buyer or any of its representatives, with respect to the Preferred Stock as to the accuracy or completeness of any of the information (including, without limitation, any reserve estimates, projections, forecasts or other forward-looking information) provided or otherwise made available to Seller or any of its representatives with respect to
(w) the appropriateness of the conversion price of the Preferred Stock, (x) the value of the Preferred Stock, (y) the length of time that Seller will be required to hold the Preferred Stock, or (z) the business, assets or condition (financial or otherwise) of Buyer or its subsidiaries. Seller agrees that it shall not be entitled to any recission rights with respect to the Preferred Stock or to any further indemnification rights or claims of any nature whatsoever in respect thereof (whether by contract, common law, statute, law, regulation or otherwise), other than indemnification rights related to the representations and warranties made pursuant to Section 6 hereof, all of which Seller hereby waives; provided, however, that nothing herein is intended to waive any claims for intentional fraud.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF BUYER

         To induce Seller to enter into this Agreement, Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing, as follows:

                  6.1 ORGANIZATION AND QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as currently conducted and to own, lease, use and operate its assets. Buyer is duly qualified or licensed to do business and is in good standing under the laws of each jurisdiction in which the character of the properties owned, leased used or operated by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Buyer or on the validity, binding effect or enforceability of this Agreement.

                  6.2 AUTHORITY AND VALIDITY. Buyer has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement. The execution and delivery by Buyer of, the performance by Buyer of its obligations under, and the consummation by Buyer of the transactions contemplated by, this Agreement have been duly authorized by all requisite corporate action of Buyer and this Agreement constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except insofar as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

                  6.3 NO BREACH OR VIOLATION BY TRANSMISSION, L.L.C. The assumption of the television translator licenses by Transmission, L.L.C. will not: (a) violate any provision of the charter or regulations of Transmission, L.L.C.; (b) violate any Legal Requirement; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person; or (d) (i) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person),
(ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Transmission, L.L.C. under, or (iv) result in the creation or imposition of any Encumbrance under, any instrument or other agreement to which Transmission, L.L.C. is a party or by which Transmission, L.L.C. or any of its assets is bound or affected, except for purposes of this clause (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications, and accelerations as would not, individually or in the aggregate, have a Material Adverse Effect on Transmission, L.L.C. or on the validity, binding effect or enforceability of this Agreement.

                  6.4 ORGANIZATION AND QUALIFICATION OF TRANSMISSION, L.L.C. Transmission, L.L.C. is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has all requisite organizational power and authority to carry on its business as currently conducted and to own, lease, use and operate its assets. Transmission, L.L.C. is duly qualified or licensed to do business and is in good standing under the laws of each jurisdiction in which the character of the properties owned, leased used or operated by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Transmission, L.L.C. or on the validity, binding effect or enforceability of this Agreement.

                  6.5 AUTHORITY AND VALIDITY OF TRANSMISSION, L.L.C. Transmission, L.L.C. has all requisite organizational power and authority to assume the television translator licenses as contemplated by this Agreement. The assumption of the television translator licenses by Transmission, L.L.C. and any related transactions contemplated by this Agreement have been duly authorized by all requisite organizational action of Transmission, L.L.C. and the assumption of the television translator licenses under this Agreement constitutes the valid and binding obligation of Transmission, L.L.C., enforceable against Transmission, L.L.C. in accordance with its terms, except insofar as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

                  6.6 NO BREACH OR VIOLATION. Subject to obtaining the Required Consents, all of which are listed on Schedule 1.30, the execution, delivery and performance of this Agreement by Buyer will not: (a) violate any provision of the charter or bylaws of Buyer; (b) violate any Legal Requirement; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person; or (d) (i) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Buyer under, or (iv) result in the creation or imposition of any Encumbrance under, any instrument or other agreement to which Buyer is a party or by which Buyer or any of its assets is bound or affected, except for purposes of this clause (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications, and accelerations as would not, individually or in the aggregate, have a Material Adverse Effect on Buyer or on the validity, binding effect or enforceability of this Agreement.

                  6.7 FINDERS AND BROKERS. Other than Communications Equity Associates, Inc., Buyer has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement. Buyer's obligation to Communications Equity Associates, Inc. is limited to $400,000.

                  6.8 ORGANIZATION; GOOD STANDING; QUALIFICATION OF CCI. CCI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and to issue and deliver the Preferred Stock and the Class A Common Stock issuable upon conversion thereof, and to carry out the provisions in the Certificate of Designation in the form attached hereto as Exhibit N. CCI is duly qualified and is authorized to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business, properties, prospects, or financial condition.

                  6.9 AUTHORIZATION OF CCI. All corporate action on the part of CCI, its officers, directors and stockholders necessary for the authorization, issuance (or reservation for issuance), and delivery of the Preferred Stock being issued hereunder and the Class A Common Stock issuable upon conversion thereof has been taken or will be taken prior to the Closing.

                  6.10 VALID ISSUANCE OF PREFERRED AND COMMON STOCK. The Preferred Stock that is being issued to Seller hereunder, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Stockholders' Agreement and under applicable state and federal securities laws. The Class A Common Stock issuable upon conversion of the Preferred Stock under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate of Designation in the form attached hereto as Exhibit N, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

                  6.11 CAPITALIZATION OF CCI. Schedule 6.11 contains a complete and correct list of the authorized, issued and outstanding common stock, preferred stock and any other class of capital stock of CCI ("CCI Equity Securities") and any subscriptions, options, conversion rights, warrants, or other agreements, securities or commitments of any kind obligating CCI to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any CCI Equity Securities, or securities convertible into or exchangeable for CCI Equity Securities ("CCI Derivative Securities") as of the date hereof.

SECTION 7. ADDITIONAL COVENANTS

                  7.1 ACCESS TO PREMISES AND RECORDS. Between the date of execution and delivery of this Agreement and the Closing Date, and upon not less than forty-eight (48) hours' notice, Seller will give Buyer and its representatives full access at reasonable times to all the premises and books and records of the Business and to all the Assets and will furnish to Buyer and its representatives all information regarding the Business and the Assets as Buyer may from time to time reasonably request. Notwithstanding any investigation that Buyer may conduct of the Business and the Assets, Buyer may fully rely on Seller's representations, warranties, covenants and indemnities, which will not be waived or affected by or as a result of such investigation; provided, however, that Buyer has a good faith obligation to provide Seller with written notification of any actual knowledge of any material variation related to any representation or warranty discovered prior to the Closing Date.

                  7.2 CONTINUITY AND MAINTENANCE OF OPERATIONS; FINANCIAL STATEMENTS. Except as Buyer may otherwise agree in writing, until the Closing:

                        7.2.1 Seller will continue to operate the Business in the ordinary course consistent with past practices and will use its best efforts to keep available the services of its employees employed in connection with the Systems and to preserve any beneficial business relationships with customers, suppliers and others having business dealings with Seller relating to the Business. Seller will continue to construct line extensions required by the Systems and Governmental Permits in the ordinary course of business and make capital expenditures to the Systems substantially in accordance with past practice and as agreed to in the Capital Expenditure Plan set forth on Schedule
7.2.1. Without limiting the generality of the foregoing, Seller will maintain the Assets in existing condition and repair, will make reasonable efforts to maintain appropriate staff and management personnel at the Systems, consistent with past practices, will maintain adequate inventories of spare Equipment consistent with past practice, will maintain insurance as in effect on the date of this Agreement and will keep all of the Business' books, records and files in the ordinary course of business in accordance with past practices. Seller shall duly comply in all material respects with all applicable material Legal Requirements and perform all its material obligations under all of the Governmental Permits and material Seller Contracts without default. Seller will not itself, and nor will it permit any of its officers, directors, shareholders, agents or employees to, pay any of the Systems' subscriber accounts receivable (other than for their own residences) prior to the Closing Date. Seller will continue to implement its procedures with respect to the Business for disconnection and discontinuance of service to subscribers whose accounts are delinquent in accordance with those in effect on the date of this Agreement.

                        7.2.2 Except as set forth on Schedule 7.2.1, Seller will not, without the prior written consent of Buyer, (a) change the rate charged for Basic Services, Pay TV or other services or goods charged to subscribers and will not add or delete any program services, in either case, unless required to do so by law, including, without limitation, the Rate Regulation Act or the Rate Regulation Rules; (b) sell, transfer or assign any of the Assets (other than in the ordinary course of business) or permit the creation of or fail to take any action that would result in any material Encumbrance on any Asset; (c) permit the amendment or cancellation of any of the Governmental Permits, Seller Contracts or any other material contract or agreement (other than those constituting Excluded Assets) which affects or is applicable to any System or the Business; (d) enter into any contract or commitment or incur any indebtedness or other liability or obligation of any kind relating to any System or the Business involving an expenditure in excess of $10,000, if such contract, commitment, indebtedness, liability or obligation, by its terms, will survive the Closing; (e) implement any extraordinary promotions or discounts the terms of which are materially inconsistent with past practice; or (f) take or omit to take any action that would cause Seller to be in breach of any of its representations or warranties in this Agreement. Notwithstanding the foregoing, Seller may, at any time prior to or at the Closing, transfer, distribute, assign or sell, the Excluded Assets. No adjustment will be made to the Base Purchase Price by reason of the distribution, transfer, assignment or sale or retention by Seller of the Excluded Assets, unless such action results in an adjustment under Section 3.3.

                        7.2.3 Seller will deliver to Buyer copies of unaudited monthly balance sheets and statements of operating cash flow for the Business and any reports with respect to the operations of each System within twenty (20) days after each month end, which are true and correct in all material respects, regularly prepared by or for Seller at any time between the date of this Agreement and the Closing. Seller represents and warrants that all financial statements so delivered will fairly present, in all material respects, the financial position, statements of earnings and cash flow for Seller for the periods or as of the dates set forth therein, in each case in accordance with federal income tax basis of accounting applied on a consistent basis through the periods covered, consistent with past practice, subject to normal year end adjustments, none of which shall materially affect Annualized EBITDA. Seller covenants to cooperate with Buyer and Buyer's accountants to convert such financial statements to GAAP basis, and to allow Buyer and Buyer's accountants access to Seller's books, records and accounting data to facilitate such conversion.

                  7.3 EMPLOYEE MATTERS.

                        7.3.1 Seller will pay to employees employed in the Business all compensation, including salaries, commissions, bonuses, deferred compensation, severance, insurance, pensions, profit sharing, vacation, sick pay and other compensation or benefits to which they are entitled for periods prior to the Closing. Seller will not, without the prior written consent of Buyer, change the compensation or benefits of any employees of the Business; provided, however, that Seller may provide salary increases upon employee anniversary dates which are consistent with Seller's past practice. Buyer may, but will have no obligation to, offer employment to any of the current employees of the Business as Buyer may desire. Buyer anticipates that it will offer employment to Seller field personnel, but will not retain Seller corporate employees.

                        7.3.2 Seller will be responsible for maintenance and distribution of benefits accrued under any employee benefit plan (as defined in ERISA) maintained by Seller pursuant to the provisions of such plans. Buyer will assume neither any liability or any such accrued benefits nor any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any employee benefit plans maintained by Seller.

                        7.3.3 All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of

Seller or arising under any Legal Requirement affecting employees of Seller incurred before the Closing Date or resulting or arising from events or occurrences occurring or commencing prior to the Closing Date will remain the responsibility of Seller, whether or not such employees are hired by Buyer after the Closing. Buyer will have and assume no obligations or liability under or in connection with any such plan and will assume no obligation of Seller with respect to any pre-existing condition of any employee of Seller who is hired as an employee of Buyer. Nothing in this Section 7.3 or in any other provision of this Agreement is intended to confer upon any employee of Seller or such employee's legal representative or heirs any rights as a third party beneficiary or otherwise or any remedies of any kind whatsoever under or by reason of this Agreement, or the transactions contemplated hereby, including, without limitation, any rights of employment or continued employment. All rights and obligations created by this Agreement are solely between the parties.

                  7.4 LEASED EQUIPMENT. Except as set forth on Schedule 7.4, Seller will pay the remaining balances on any leases for Equipment used in the Business and deliver title to such Equipment free and clear of all Encumbrances (other than Permitted Encumbrances) to Buyer at the Closing.

                  7.5 REQUIRED CONSENTS, ESTOPPEL CERTIFICATES AND FRANCHISE RENEWALS.

                        7.5.1 Seller will use commercially reasonable efforts to obtain, as soon as possible and, except as otherwise expressly provided in this Agreement, at its expense, the Required Consents, in form and substance reasonably satisfactory to Buyer. Any Required Consent will be deemed to be satisfactory to Buyer if it is identical in all material respects to the applicable form attached as Exhibit C. Buyer will cooperate with Seller to obtain the Required Consents, but Buyer will not be required to agree to any adverse changes in, or the imposition of any condition to the transfer to Buyer of, any Seller Contract or Governmental Permit as a condition to obtaining any Required Consent. Seller also will use commercially reasonable efforts to obtain, at its expense, such estoppel certificates, landlord waivers, non-disturbance agreements or similar documents from lessors and other Persons who are parties to Seller Contracts as Buyer may reasonably request.

                        7.5.2 Seller will use commercially reasonable efforts to obtain, and Buyer will use commercially reasonable efforts in cooperation with Seller to obtain, renewals or extensions, at the option of Buyer, of those franchises (the "Extended Franchises"), set forth on Schedule 7.5.2 for the required renewal or extension period set forth on Schedule 7.5.2 measured from or after the expiration date as set forth on Schedule 7.5.2, and upon other terms and conditions satisfactory to Buyer.

                  7.6 MDU AGREEMENTS. A list of all multiple dwelling unit projects that are subject to common ownership which currently receive cable television service from the Business, including the rates and terms of the agreements under which services are provided, is provided on Schedule 7.6, has been delivered to Buyer and all such agreements are transferable to Buyer without consent of any other party, except for Required Consents set forth on Schedule 1.30.

                  7.7 TITLE COMMITMENTS AND SURVEYS.

                        7.7.1 Within thirty (30) days after the execution of this Agreement, Seller will order (a) commitments for owner's title insurance policies on all Real Property owned by Seller and on easements which provide access to headend or tower sites, (b) commitments for lessee's title insurance policies for the Real Property leased by Seller which is used for headend or tower sites and which are designated by Buyer within ten (10) days after the execution of this agreement, and (c) to the extent necessary to obtain a clean title commitment, a perimeter survey on each parcel of Real Property for which a title insurance policy is to be obtained. Costs for such commitments and surveys will be shared equally by Buyer and Seller. The title commitments will evidence a commitment to issue an ALTA title insurance policy insuring good, marketable and indefeasible fee simple (or easement or leasehold, if applicable) title to each parcel of the Real Property for such amount as Buyer directs and will contain no exceptions except for items which in Buyer's reasonable opinion do not adversely affect (other than in an immaterial way as to any individual parcel) the good, marketable and indefeasible title to or Buyer's access or quiet use or enjoyment of such Real Property in the manner the Real Property is presently used or in the normal conduct of the Business. At the Closing, Seller will deliver to Buyer such title commitments updated to a date and time near Closing from title companies acceptable to Buyer. In the event Seller has not eliminated or caused to be eliminated all unacceptable exceptions from such policies or commitments prior to Closing, and Buyer elects to proceed with the Closing, Buyer will be entitled to indemnification with respect to such exceptions as provided in Section 11.2.

                        7.7.2 Title insurance policies on all Real Property in such amounts as Buyer directs (but not to exceed one hundred fifty percent (150%) of the fair market value thereof) will be delivered to Buyer within thirty (30) days after the Closing Date, evidencing title to the Real Property vested in Buyer consistent with the commitments delivered at the Closing pursuant to Section 7.7.1. Costs for such title insurance policies will be shared equally by Buyer and Seller.

                  7.8 NO SHOPPING. Neither Seller nor any agent or representative of it will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement, directly or indirectly (a) solicit or initiate the submission of proposals or offers from any Person for, (b) participate in any discussions pertaining to, or (c) furnish any information to any Person other than Buyer relating to, any direct or indirect acquisitions or purchase of all or any portion of the Assets, the Systems or the Business. If Seller or any agent or representative of it receives from any Person, directly or indirectly, such solicitation or informational request, Seller will promptly advise such Person, by written notice, of the terms of this Section 7.8 and will promptly, orally and in writing, advise Buyer of such solicitation or informational request and deliver a copy of such notice to Buyer.

                  7.9 NOTIFICATION OF CERTAIN MATTERS. Seller will promptly notify Buyer of any material fact, event, circumstance or action (a) which, if known on the date of this Agreement, would have been required to be disclosed to Buyer pursuant to this Agreement or (b) the existence or occurrence of which would cause any of Seller's representations or warranties under this Agreement not to be correct and complete.

                  7.10 RISK OF LOSS; CONDEMNATION.

                        7.10.1 Seller will bear the risk of any loss or damage to the Assets resulting from fire, theft or other casualty (except reasonable wear and tear) at all times prior to the Closing. If any such loss or damage is so substantial as to prevent normal operation of any material portion of a System or the replacement or restoration of the lost or damaged property within twenty (20) days after the occurrence of the event resulting in such loss or damage, Seller will immediately notify Buyer of that fact and Buyer, at any time within ten (10) days after receipt of such notice, may elect by written notice to Seller either (i) to waive such defect and proceed toward consummation of the acquisition of the Assets in accordance with terms of this Agreement, in which event Seller shall assign to Buyer all insurance proceeds and insurance policies relating thereto, or (ii) to adjust the Base Purchase Price commensurate with such loss or damage on a replacement cost basis.

                        7.10.2 If, prior to the Closing, any material part of or interest in the Assets is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Authority having such power informs the affected Seller or Buyer that it intends to take or condemn all or any part of the Assets (such event being called, in either case, a "Taking"), then (a) Buyer will have the sole right, in the name of Seller, if Buyer so elects, to negotiate for, claim, contest and receive all damages with respect to the Taking, (b) Seller will be relieved of its obligation to convey to Buyer the Assets or interests that are the subject of the Taking, (c) at the Closing, Seller will assign to Buyer all of Seller's rights to all damages and costs payable with respect to such Taking and will pay to Buyer all damages and costs previously paid to Seller with respect to the Taking and (d) following the Closing, Seller will give Buyer such further assurances of such rights and assignment with respect to the Taking as Buyer may from time to time reasonably request. To the extent damages for such taking do not equal replacement cost, a further adjustment to the Base Purchase Price will be made equal to the difference between the two values.

                  7.11 TRANSFER TAXES. Seller will be responsible for the payment of any state or local sales, use, transfer, excise, documentary or license taxes or fees or any other charge (including filing fees) imposed by any Governmental Authority with respect to the transfer of any of the Assets pursuant to this Agreement; provided, however that Buyer and Seller will equally share fees related directly to transfer of Seller's motor vehicles.

                  7.12 DISTANT BROADCAST SIGNALS. If requested by Buyer, at no cost to Buyer, Seller will delete on or prior to the Closing Date, any distant broadcast signals which Buyer determines will result in unacceptable liability on the part of Buyer for copyright payments after Closing in excess of those payable by Seller with respect to carriage of such signals, provided, however, that Seller will not be required to delete any distant broadcast signals if Seller is bound by a retransmission agreement or similar contract to carry such signal.

                  7.13 NON-COMPETITION AGREEMENT. At the Closing, Seller will, and will cause James C. Roddey, Thomas D. Wright, Richard Talarico and Henry Posner, Jr., to, sign and deliver Non-Competition Agreements to Buyer in the form of Exhibit D.

                  7.14 UPDATED SCHEDULES. Not less than three (3) days prior to Closing, Seller will deliver to Buyer revised copies of Schedules 1.6 through
7.6 which shall have been updated to show any changes occurring between the Effective Date of this Agreement and the date of delivery; provided, however, that for purposes of Seller's representations and warranties and covenants in this Agreement, all references to the Schedules will mean the version of the Schedules attached to this Agreement on the date of signing, and provided further that if the effect of any such updates to Schedules is to disclose any one or more additional properties, privileges, rights, interests or claims as Assets, Buyer, at or before Closing, will have the right (to be exercised by written notice to Seller) to cause any one or more of such items to be designated as and deemed to constitute Excluded Assets for all purposes under this Agreement.

                  7.15 LIEN AND JUDGMENT. Seller will deliver to Buyer, not more than thirty (30) days after the date of this Agreement, (a) the results of a lien search conducted by a professional search company of records in the offices of the secretaries of state in each state and county clerks in each county where there exist tangible Assets, and in the state and county where Seller's principal offices are located, including copies of all financing statements or similar notices or filings (and any continuation statements) discovered by such search company and (b) the results of a search of the dockets of the clerk of each federal and state court of general jurisdiction sitting in the city, county or other applicable political subdivision where such principal offices or any material Assets of Seller may be located, with respect to judgments, orders, writs or decrees against or affecting Seller or any of the Assets. Buyer and Seller will equally share the costs for such searches under this Section 7.15.

                  7.16 USE OF SELLER'S NAME. Buyer may continue to operate the Systems using Seller's tradenames and all derivations and abbreviations of such name and related marks.

                  7.17 SATISFACTION OF CONDITIONS. Each party will use its best efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement, as set forth in Section 9, provided that Buyer will not be required to agree to any increase in the amount payable with respect to, or any modification that makes more burdensome in any material respect, any of the Assumed Liabilities.

                  7.18 CONFIDENTIALITY. Neither party will issue any press release or make any other public announcement regarding this Agreement or the transactions contemplated hereby without the consent of the other party. Each party will hold, and will cause its employees, consultants, advisors and agents to hold, in confidence, the terms of this Agreement and any non-public information concerning the other party obtained pursuant to this Agreement. Notwithstanding the preceding, a party may disclose such information to the extent required by any Legal Requirement (including disclosure requirements under federal and state securities laws), but the party proposing to disclose such information will first notify and consult with the other party concerning the proposed disclosure, to the extent reasonably feasible. Each party also may disclose such information to employees, consultants, advisors, agents and actual or potential lenders whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement. Each party's obligation to hold information in confidence will be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information.

                  7.19 MEMORANDA OF LEASE. Seller will use commercially reasonable efforts to provide Buyer with recorded documentation of each headend site lease or easement, by recording the lease or easement or by obtaining from the appropriate lessor and recording a Memorandum of Lease in substantially the form set forth on Exhibit E.

                  7.20 HSR NOTIFICATION. As soon as practicable after the execution of this Agreement, but in any event no later than ten (10) Business Days after such execution, Seller and Buyer will each complete and file, or cause to be completed and filed, any notification and report required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Seller and Buyer will take any additional action that may be necessary, proper or advisable, will cooperate to prevent inconsistencies between their respective filings and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. Buyer and Seller will equally share the cost of any filing fee applicable to any notification or report under the HSR Act.

                  7.21 EARNEST MONEY. To secure Buyer's obligations under this Agreement, within five (5) Business Days from the Effective Date of this Agreement, Buyer will deposit either (a) an irrevocable letter of credit payable for the amount of $3,000,000, or (b) the amount of $3,000,000 in immediately available funds, or (c) a combination thereof totaling $3,000,000 (the "Deposit") into an escrow account pursuant to the Earnest Money Escrow Agreement.

                  7.22 LEGEND. Seller agrees to the placement on (i) certificates representing the Preferred Stock issued to Seller hereunder, and
(ii) any certificate issued at any time in exchange or substitution for any certificate bearing such legend, of a legend substantially as set forth below:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THE COMPANY HAS RECEIVED A WRITTEN OPINION FROM COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSFER IS BEING MADE IN COMPLIANCE WITH ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS. THE TRANSFER OF SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO FURTHER RESTRICTIONS, OBLIGATIONS AND OTHER CONDITIONS SPECIFIED IN THE STOCKHOLDERS' AGREEMENT DATED AS OF JULY 28, 1999 AMONG THE COMPANY AND CERTAIN STOCKHOLDERS."

SECTION 8. CLOSING

         Seller shall provide Buyer with notice of the later to occur of (i) the expiration of any applicable waiting period occurs or clearance under the HSR Act has been received, and (ii) Required Consents have been received. The Closing will be held on the last day of the month which is ten (10) Business Days after receipt of said notice, or on such date as the parties may agree upon as soon as both parties are ready to proceed to Closing. The Closing will take place at the offices of Winstead Sechrest & Minick P.C., 100 Congress Avenue, Suite 800, Austin, Texas 78701, or such other place as Buyer and Seller may agree, or by courier and telecopier service.

SECTION 9. CONDITIONS TO CLOSING

                  9.1 CONDITIONS TO THE OBLIGATIONS OF BUYER AND SELLER. The obligations of each party to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver, to the extent permitted by applicable Legal Requirements, at or prior to the Closing Date, of each of the following conditions:

                        9.1.1 No action, suit or proceeding is pending or threatened by or before any Governmental Authority and no Legal Requirement has been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority, which would (a) prohibit Buyer's ownership or operation of all or a material portion of any System, the Business or the Assets, (b) compel Buyer to dispose of or hold separate all or a material portion of any Systems, the Business or the Assets as a result of any of the transactions contemplated by this Agreement or
(c) prevent or make illegal the consummation of any transactions contemplated by this Agreement.

                        9.1.2 All filings required under the HSR Act, if any, have been made and the applicable waiting period has expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a

Governmental Authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement.

                  9.2 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver, to the extent permitted by applicable Legal Requirements, at or prior to the Closing Date, of each of the following conditions:

                        9.2.1 All representations and warranties of Seller contained in this Agreement are, if not specifically qualified by materiality, true and correct in all respects and, if so qualified, are true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for changes contemplated or permitted by this Agreement.

                        9.2.2 Seller has in all material respects performed and complied with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

                        9.2.3 Seller has executed (or caused to be executed) and delivered to Buyer each of the following items:

                      (a) an Earnest Money Escrow Agreement in the form attached as Exhibit A;

                      (b) a Bill of Sale in the form attached as Exhibit F;

                      (c) an Assignment and Assumption Agreement in the form attached as Exhibit G;

                      (d) an Assignment of Leases in the form attached as Exhibit H and, if requested by Buyer, short forms or memoranda of such Assignments in recordable form, as to each leasehold interest of Seller;

                      (e) Non-Competition Agreements in the form attached as Exhibit D;

                      (f) motor vehicle title certificates endorsed for transfer;

                      (g) General Warranty Deeds in form reasonably acceptable to Buyer for each parcel of Real Property owned in fee by Seller;

                      (h) the Consent to and Joinder in Stock Agreements in the forms attached as Exhibit I;

                      (i) an affidavit of Seller, under penalty of perjury, that Seller is not a "foreign person" (as defined in the Foreign Investment in Real Property Tax Act and applicable regulations) and that Buyer is not required to withhold any portion of the consideration payable under this Agreement under the provisions of such Act in the form attached as Exhibit J; and

                      (j) such other transfer instruments as Buyer may deem necessary or advisable to transfer the Assets to Buyer and to perfect Buyer's rights in the Assets, including, without limitation, such affidavits, indemnities and other documents that the title company may require in connection with the issuance of the title policies and commitments described in Section 7.7.

                        9.2.4 Seller has delivered to Buyer: (a) evidence, in form and substance satisfactory to Buyer, that the Required Consents have been obtained or given and are in full force and effect; and (b) to the extent obtained, the estoppel certificates or similar documents described in Section
7.5. Seller will deliver to Buyer evidence that with respect to all television translator licenses identified on Schedule 1.30 that Required Consents to transfer such licenses to Transmission, L.L.C., or a related entity as may be identified by Buyer, have been obtained or given and are in full force and effect.

                        9.2.5 Buyer has received the opinion of Eckert Seamans Cherin & Mellott, LLC, counsel for Seller, dated the Closing Date, in the form set forth in Exhibit K.

                        9.2.6 Buyer has received the opinion of Wiley, Rein & Fielding, FCC counsel for Seller, dated the Closing Date, in the form set forth in Exhibit L.

                        9.2.7 Except for those agreements which are to be transferred to Buyer, Buyer has received documentation satisfactory to it of the termination of all agreements as they relate to the Systems or deletion of the Systems from Seller's ongoing agreements which are not being assumed by Buyer, without obligation for payment of any amounts under such agreements to Buyer.

                        9.2.8 No action, proceeding or investigation has been instituted or threatened prior to Closing which would, if determined adversely to Buyer's interest, materially impair the ability of Buyer to realize the benefits of the transactions contemplated by this Agreement.

                        9.2.9 Seller has delivered releases, in form satisfactory to Buyer, of all Encumbrances affecting any of the Assets (other than Permitted Encumbrances) and, to the extent that the relevant jurisdictions provide them, a certificate of no taxes due with respect to the Assets issued by appropriate state taxing authorities as of a date no earlier than ten (10) days prior to the Closing.

                        9.2.10 Seller has delivered to Buyer: (a) a certificate, dated the Closing Date, signed by Seller's chief executive officer, stating that, to his or her Knowledge, the conditions set forth in Sections 9.2.1 and
9.2.2 are satisfied; and (b) a copy of the partnership resolutions of Seller authorizing the execution, delivery and performance of this Agreement by Seller, and a certificate of Seller, dated as of the Closing, that such resolutions were duly adopted and are in full force and effect as of the date of Closing, and (c) such other documents as Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

                        9.2.11 Buyer has received title insurance commitments referred to in Section 7.7.1.

                        9.2.12 The Extended Franchises have been obtained on terms and conditions reasonably satisfactory to Buyer.

                        9.2.13 The Business has no fewer than (a) 56,000 EBS's and (b) Annualized EBITDA of no less than $12,400,000.

                        9.2.14 Seller will have terminated the management agreements, if any, relating to the Assets and will provide a certificate indicating that all amounts due and owing under the management agreements, if any, have been paid in full. In addition, Seller and its Affiliates will have terminated all affiliated management agreements, if any, relating to the Assets, and will provide a certificate indicating that all amounts due and owing under the management agreements, if any, have been paid in full.

                        9.2.15 Between December 31, 1998 and the Closing Date, there will have been (i) no material adverse change in the financial conditions of the Assets, the Assumed Liabilities, operations or prospects of the Systems, whether or not caused by conditions beyond the control of Seller, other than any change caused by any adjustment to rates or rate rollbacks required in connection with rate regulation of the Systems or by legislation, rule making or regulation affecting the cable television industry generally, and (ii) no material loss, damage, impairment, confiscation or condemnation of any of the Assets that has not been repaired or replaced.

                  9.3 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver by Seller, to the extent permitted by applicable law, at or prior to the Closing Date, of each of the following conditions:

                        9.3.1 Buyer has paid the Base Purchase Price required to be paid at the Closing, as adjusted in accordance with this Agreement and has delivered to Seller certificates representing the Preferred Stock.

                        9.3.2 All representations and warranties of Buyer contained in this Agreement are, if not specifically qualified by materiality, true and correct in all respects and, if so qualified, are true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

                        9.3.3 Buyer has in all material respects performed and complied with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

                        9.3.4 Buyer has executed and delivered to Seller an Assignment and Assumption Agreement in the form attached as Exhibit G.

                        9.3.5 Buyer has delivered to Seller: (a) a certificate, dated the Closing Date, signed by the chief executive officer of Buyer, stating that, to his or her Knowledge, the conditions set forth in Sections 9.3.2 and 9.3.3, are satisfied; (b) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement, and a certificate of Buyer, dated as of the Closing, that such resolutions were duly adopted and are in full force and effect as of the date of Closing; and (c) such other documents as Seller may reasonably request in connection with the transactions contemplated by this Agreement.

                        9.3.6 Seller has received the opinion of Winstead Sechrest & Minick P.C., counsel for Buyer, dated the Closing Date, in the form of Exhibit M.

                        9.3.7 A Certificate of Designation in the form attached as Exhibit N as well as all other required charter amendments shall have been filed by CCI with the Delaware Secretary of State and shall have become and remain effective.

                        9.3.8 Buyer has delivered to Seller the fully-executed (except as to Seller) Consent to and Joinder in Stock Agreements in the forms attached as Exhibit I.

                  9.4 WAIVER OF CONDITIONS. Any party may waive in writing any or all of the conditions to its obligations under this Agreement.

SECTION 10. TERMINATION

                  10.1 EVENTS OF TERMINATION. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

                      (a) by mutual written consent of Seller and Buyer;

                      (b) by Buyer if (i) the conditions to Buyer's obligation to close set forth in Section 9.2 have not been met by Seller, or waived by Buyer, on or before March 31, 2000, (ii) the failure of such conditions to be met is not the result of a material breach of any provision of this Agreement by Buyer; provided, that, in such instance, Buyer may, in its sole and absolute discretion, extend such date to a later date, but in no event later than July 31, 2000;

                      (c) by Seller if (i) the conditions to Seller's obligation to close set forth in Section 9.3 have not been met by Buyer, or waived by Seller, on or before March 31, 2000, (ii) the failure of such conditions to be met is not the result of a material breach of any provision of this Agreement by Seller; provided, that, in such instance, Seller may, in its sole and absolute discretion, extend such date to a later date but in no event later than July 31, 2000;

                      (d) by Seller at any time after Buyer breaches its covenant set forth in Section 7.21; or

                      (e) by either Buyer or Seller if the Closing has not occurred before July 31, 2000.

                  10.2 LIABILITIES IN EVENT OF TERMINATION. The termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement, except that Buyer will have no liability in any event upon exercise of its right to terminate pursuant to Section 10.1(b) or (e); and provided that
(i) Buyer's liability in the event of termination by Seller pursuant to Section 10.1(c) and 10.1(d) shall be limited to the amount deposited with the Escrow Agent under the Earnest Money Escrow Agreement; and (ii) Seller shall have no liability if Seller terminates the Agreement pursuant to Section 10.1(c) or
Section 10.1(e).

                  10.3 PROCEDURE UPON TERMINATION. In the event of the termination of this Agreement by Buyer or Seller pursuant to this Section 10, notice of such termination will promptly be given by the terminating party to the other.

SECTION  11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

                  11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and Buyer in this Agreement and in the documents and instruments to be delivered pursuant to this agreement will survive the Closing without limitation until eighteen (18) months after the Closing Date, except that (a) all such representations and warranties with respect to any Environmental Law will survive until sixty (60) days after the expiration of the applicable statute of limitations (including any extensions) for such Environmental Law (b) all representations and warranties with respect to any federal, state or local taxes will survive until three (3) years after the Closing, and (c) the representations and warranties as to ownership of Real Property set forth in
Section 5.5 will survive the Closing and will continue in full force and effect without limitation. The periods of survival of the representations and warranties prescribed by this Section 11.1 are referred to as the "Survival Period." The liabilities of the parties under their respective representations and warranties will expire as of the expiration of the applicable Survival Period, provided, however, that such expiration will not include, extend or apply to any representation or warranty, the breach of which has been asserted by either party in written notice to the other before such expiration or about which either party has given the other written notice before such expiration indicating the facts or conditions existing that, with the passage of time or otherwise, can reasonably be expected to result in a breach (and describing such potential breach in reasonable detail). The covenants and agreements of the parties in this Agreement and in the other documents and instruments to be delivered by Seller or Buyer pursuant to this Agreement will survive the Closing and will continue in full force and effect without limitation.

                  11.2 INDEMNIFICATION BY SELLER. Seller will indemnify, defend and hold harmless Buyer and its shareholders and its and their respective Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons, from and against:

                           (a) all losses, damages, liabilities, deficiencies or
obligations of or to Buyer or any such other indemnified Person resulting from or arising out of (i) any breach of any representation or warranty made by Seller in this Agreement, (ii) any breach of any covenant, agreement or obligation of Seller contained in this Agreement, (iii) any claim with respect to, or any event or circumstance related to, the ownership or operation of the Assets or the conduct of the Business, if such claim arises from or is asserted in connection with any act, omission, event, or circumstance which occurred or existed prior to or at the Closing Date, without regard to whether a claim with respect to such matter is asserted before or after the Closing Date, including any matter described on Schedule 5.10, (iv) any liability or obligation of Seller not included in the Assumed Liabilities, (v) any title defect Seller fails to eliminate as an exception from a title insurance commitment referred to in Section 7.7.1, (vi) any claim that the transactions contemplated by this Agreement violate the Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local law or any bulk transfer or fraudulent conveyance laws of any jurisdiction, (vii) the presence, generation, removal, Release or transportation of a Hazardous Substance on or from any of the Real Property prior to the Closing Date, or non-compliance with any Environmental Law prior to the Closing Date, including the costs of Clean-up of such Hazardous Substance and other compliance with the provisions of any Environmental Laws (whether before or after Closing), or (viii) any rate refund ordered by a governmental authority for periods prior to the Closing Date; and

                           (b)      all claims, actions, suits, proceedings,
demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

In the event that an indemnified item arises under both clause (a)(i) and under one or more of clauses (a)(ii) through (a)(viii) of this Section 11.2, Buyer's rights to pursue its claim under clauses (a)(ii) through (a)(viii), as applicable, will exist notwithstanding the expiration of the Survival Period applicable to such claim under clause (a)(i).

                  11.3 INDEMNIFICATION BY BUYER. Buyer will indemnify, defend and hold harmless Seller and Seller's officers, employees, agents, successors and assigns, from and against:

                           (a) all losses, damages, liabilities, deficiencies or
obligations of or to Seller or any such other indemnified Person resulting from or arising out of (i) any breach of any representation or warranty made by Buyer in this Agreement, (ii) any breach of any covenant, agreement or obligation of Buyer contained in this Agreement, (iii) the failure by Buyer to perform any of its obligations in respect of the Assumed Liabilities, or (iv) any claim with respect to, or any event or circumstance related to, the ownership or operation of the Assets or the conduct of the Business, if such claim arises from or is asserted in connection with any act, omission, event, or circumstance which occurs or exists after the Closing Date; and

                           (b) all claims, actions, suits, proceedings, demands,
judgments, assessments, fines, interest, penalties, costs and expenses (including, without limitation, settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

In the event that an indemnified item arises under both clause (a)(i) and under one or more of clauses (a)(ii) or (a)(iii) of this Section 11.3, Seller's rights to pursue its claim under clauses (a)(ii) or (a)(iii), as applicable, will exist notwithstanding the expiration of the Survival Period applicable to such claim under clause (a)(i).

                  11.4 PROCEDURE FOR INDEMNIFICATION. In the event that either party to this Agreement shall incur any damages in respect of which indemnity may be sought by such party pursuant to this Section 11 or any other provision of this Agreement, the party indemnified hereunder (the "Indemnitee") shall notify the party providing indemnification (the "Indemnitor") promptly. In the case of third party claims, such notice shall in any event be given as soon as possible of the filing or assertion of any claim against the Indemnitee stating the nature and basis of such claim; provided, however, that any delay or failure to notify any Indemnitor of any claim shall not relieve it from any liability except to the extent that the Indemnitor demonstrates that the defense of such action has been materially prejudiced by such delay or failure to notify. In the case of third party claims, the Indemnitor shall, within 10 days of receipt of notice of such claim, notify the Indemnitee of its intention to assume the defense of such claim if the Indemnitor concurrently assumes the obligation to indemnify the Indemnitee. If the Indemnitor assumes the defense of the claim, the Indemnitor shall have the right and obligation (a) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee, (b) to take all other required steps or proceedings to settle or defend any such claims, and (c) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against any such claim or litigation in such manner as it may deem appropriate and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate, and assert against the Indemnitor any rights or claims to which the Indemnitee is entitled. Payment of Seller or Buyer damages, as the case may be, shall be made within ten (10) days of a final determination of a claim. A final determination of a disputed claim shall be (v) a judgment of any court determining the validity of the disputed claim, if no appeal is pending from such judgment or if the time to appeal therefrom has elapsed, (w) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award or if the time within to move to set such award aside has elapsed, (x) a written termination of the dispute with respect to such claim signed by all of the parties thereto or their attorneys,
(y) a written acknowledgment of the Indemnitor that it no longer disputes the validity of such claim, or (z) such other evidence of final determination of a disputed claim as shall be acceptable to the parties.

                  11.5 LIMITATIONS ON INDEMNIFICATION BY SELLER. Seller will not be liable for indemnification arising solely under Section 11.2(a)(i) for (a) any losses, damages, liabilities, deficiencies or obligations of or to Buyer or any other person entitled to indemnification from Seller or (b) any claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing (the items described in clauses (a) and (b) collectively being referred to for purposes of this Section 11.5 as "Buyer Damages") unless the amount of Buyer Damages for which Seller would, but for the provisions of this Section 11.5, be liable exceeds, on an aggregate basis, $100,000, in which case Seller will be liable for all such Buyer Damages, which will be due and payable within thirty (30) days after Seller's receipt of a statement therefor. In no event will Seller be liable for Buyer Damages in excess of $37,000,000.

                  11.6 LIMITATIONS ON INDEMNIFICATION BY BUYER. Buyer will not be liable for indemnification arising solely under Section 11.3(a)(i) for (a) any losses, damages, liabilities, deficiencies or obligations of or to Seller or any other person entitled to indemnification from Buyer or (b) any claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing (the items described in clauses (a) and (b) collectively being referred to for purposes of this Section 11.6 as "Seller Damages") unless the amount of Seller Damages for which Buyer would, but for the provisions of this Section 11.6, be liable exceeds, on an aggregate basis, $100,000, in which case Buyer will be liable for all such Seller Damages, which will be due and payable within thirty (30) days after Buyer's receipt of a statement therefor. In no event will Buyer be liable for damages in excess of $37,000,000.

SECTION 12. MISCELLANEOUS

                  12.1 PARTIES OBLIGATED AND BENEFITTED. Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other party, neither party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement, provided that Buyer may, without the consent of Seller,
(i) assign or delegate its rights or obligations under this Agreement to any Affiliate of Buyer, and such assignee will be substituted for Buyer under this Agreement as though it were the original party to this Agreement and Buyer will be released from all obligations under this Agreement, (ii) make a collateral assignment of its rights hereunder to Buyer's or such assignee's secured lenders, and (iii) assign or delegate its rights or obligations under this Agreement to any successor of Buyer in the event of a merger, consolidation or sale of stock or to any purchaser of all or substantially all of the Assets, and to any transferee of all or a substantial part of any of Buyer's assets or business and any such transferee shall be entitled to enforce Buyer's rights on an individual basis.

                  12.2 NOTICES. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or by first class, prepaid, registered or certified mail, or sent by courier or, if receipt is confirmed, by telecopier:

                     To Buyer at:

                     Universal Cable Holdings, Inc.
                     515 Congress Avenue, Suite 2626
                     Austin, Texas 78701
                              Attention:  J. Merritt Belisle
                              Telecopy:   (512) 476-5204

                     With a copy (which will not constitute notice) to:

                     Winstead Sechrest & Minick P.C.
                     100 Congress Avenue, Suite 800
                     Austin, Texas 78701
                              Attention:  Timothy E. Young, Esq.
                              Telecopy:   (512) 370-2850

                     With a further copy (which will not constitute notice) to:

                     Alberto Cribiore,
                     Chairman of the Board
                     Classic Communications, Inc.
                     712 Fifth Avenue, 34th Floor
                     New York, New York  10019
                              Telecopy:  (212) 835-1399

                     With a further copy (which will not constitute notice) to:

                     Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 W. Wacker Drive, Suite 2300
                     Chicago, Illinois 60606
                              Attention: Peter C. Krupp, Esq.
                              Telecopy:  (312) 407-0411

                     To Seller at:

                     Star Cable Associates
                     100 Greentree Commons
                     381 Mansfield Avenue
                     Pittsburgh, Pennsylvania 15220
                              Attention: Michael R. Haislip, President
                              Telecopy:  (412) 928-0225

                     With a copy (which will not constitute notice) to:

                     Eckert Seamans Cherin & Mellott, LLC
                     600 Grant Street, 44th Floor
                     Pittsburgh, Pennsylvania 15219
                              Attention: Louis J. Moraytis, Esq.
                              Telecopy:  (412) 566-6099

Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section 12.2. All notices will be deemed to have been received on the date of delivery or on the third Business Day after mailing in accordance with this Section, except that any notice of a change of address will be effective only upon actual receipt.

                  12.3 ATTORNEYS' FEES. In the event of any action or suit based upon or arising out of any alleged breach by any party of any representation, warranty, covenant or agreement contained in this Agreement, the prevailing party will be entitled, subject to the provisions of Sections 11.5 and 11.6, to recover reasonable attorneys' fees and other costs of such action or suit from the other party.

                  12.4 RIGHT TO SPECIFIC PERFORMANCE. Both parties acknowledge that the unique nature of the Assets to be purchased by Buyer pursuant to this Agreement renders money damages an inadequate remedy for the breach by either of its obligations under this Agreement, and both parties agree that in the event of such breach, either party will, upon proper action instituted by it, be entitled to a decree of specific performance of this Agreement.

                  12.5 WAIVER. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

                  12.6 CAPTIONS. The article and section captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

                  12.7 CHOICE OF LAW. This agreement and the rights of the parties under it will be governed by and construed in all respects in accordance with the laws of the State of Delaware, without regard to the conflicts of laws rules of the State of Delaware.

                  12.8 VENUE. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought by or against any of the parties to this Agreement in the courts of the State of Delaware, County of New Castle, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

                  12.9 TERMS. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The word "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than a limiting sense.

                  12.10 RIGHTS CUMULATIVE. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

                  12.11 FURTHER ACTIONS. Seller and Buyer will execute and deliver to the other, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

                  12.12 TIME. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

                  12.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

                  12.14 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the parties and supersedes all prior oral or written agreements and understandings with respect to the subject matter. This Agreement may not be amended or modified except by a writing signed by the parties.

                  12.15 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefitted by such provision or any other provisions of this Agreement.

                  12.16 CONSTRUCTION. This Agreement has been negotiated by Buyer and Seller and its respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

                  12.17 LATE PAYMENTS. If either party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the annual rate publicly announced from time to time by Citibank, N.A. at its prime rate (the "Prime Rate") plus three percent (3%), adjusted as and when changes in the Prime Rate are made.

                  12.18 EXPENSES. Except as otherwise expressly provided in this Agreement, each party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

                  12.19 BULK SALES. Buyer and Seller agree to waive compliance with any "Bulk Sales," "Bulk Transfers," or other similar provision of the Legal Requirements of any state or political subdivision thereof. Seller hereby agrees to indemnify and hold harmless Buyer, its Affiliates or any institution providing financing to Buyer from any liabilities arising out of or resulting from the failure of Seller and/or Buyer to comply with any such "Bulk Sales," "Bulk Transfers," or other similar provision of the Legal Requirements of any state or political subdivision thereof.

                                     * * * *

         The parties have executed this Agreement as of the day and year first written above.


                                       BUYER:

                                       UNIVERSAL CABLE HOLDINGS, INC.


                                       By: /s/ STEVEN E. SEACH
                                           -------------------------------------
                                           Steven E. Seach
                                           President and Chief Financial Officer


                                       SELLER:

                                       STAR CABLE ASSOCIATES


                                       By: STAR CABLE MANAGEMENT, INC.

                                           By:    /s/ RICHARD W. TALARICO
                                                 -------------------------------
                                           Name:  Richard W. Talarico
                                                 -------------------------------
                                           Title: Executive Vice President and
                                                  Chief Financial Officer
                                                 -------------------------------